AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 29, 1994 ("Agreement"), is among MIDLANTIC CORPORATION ("the Acquiror"), a New Jersey corporation and registered bank holding company, MIDLANTIC BANK, NATIONAL ASSOCIATION, (the "Acquiring Bank"), a national banking association and a wholly-owned subsidiary of the Acquiror, OLD YORK ROAD BANCORP, INC. (the "Company"), a Pennsylvania corporation and registered bank holding company, and BANK AND TRUST COMPANY OF OLD YORK ROAD, a Pennsylvania chartered commercial bank and a wholly-owned subsidiary of the Company (the "Acquired Bank").

     WHEREAS, the respective Boards of Directors of the Acquiror and the Company have each determined that it is in the best interests of the Acquiror and the Company, respectively, and their respective stockholders to proceed with the acquisition contemplated by this Agreement upon the terms and conditions hereinafter set forth;

     WHEREAS, the acquisition will be accomplished by first merging the Company with and into the Acquiror with the Acquiror surviving and the Company shareholders receiving the consideration hereinafter set forth, and immediately thereafter merging the Acquired Bank with and into the Acquiring Bank with the Acquiring Bank surviving;

     WHEREAS, for Federal income tax purposes, it is intended that the acquisition shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, to induce the Acquiror to enter into this Agreement, simultaneously with the execution of this Agreement, the Company has entered into a stock option agreement with the Acquiror (the "Stock Option Agreement"), pursuant to which the Company has granted to the Acquiror options to purchase shares of the authorized and unissued Company Common Stock (as hereinafter defined), at an option price and subject to the terms and conditions, set forth in the Stock Option Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), the Company shall be merged with and into the Acquiror (the "Merger") in accordance with the Pennsylvania Business Corporation Law and the New Jersey Business Corporation Act (the "NJBCA").

     1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI and consummation of the closing described herein, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII, the Acquiror and the Company (the "Constituent Corporations") shall take or shall have taken all steps necessary to cause the filing and the effectiveness of (a) articles of merger (the "Pennsylvania Articles of Merger"), in a form reasonably acceptable to the Acquiror, with the Secretary of the Commonwealth of Pennsylvania, and (b) a certificate of merger (the "New Jersey Certificate of Merger"), in the form attached hereto as Exhibit 1.2, with the Secretary of State of the State of New Jersey. The term "Effective Time" shall mean the close of business on the first day when both the New Jersey Certificate of Merger and the Pennsylvania Articles of Merger have been so filed and are effective.

     1.3. Effect of the Merger. Pursuant to the Merger, the Acquiror shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be a New Jersey corporation. Upon consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Constituent Corporations; and all property, real, personal and mixed, tangible and intangible, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations so merged, shall be deemed to be vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger. Any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Merger had not occurred.

     1.4. Consummation of Merger. The closing of the Merger (the "Closing") shall take place (a) at the offices of the Acquiror as promptly as practicable after the later of (i) the day of (and immediately following) the receipt of approval of the Merger by the Company's shareholders, and also the approval of the Acquiror's shareholders if required, and (ii) the third business day after the day on which the last of the conditions set forth in Article VI (other than the condition set forth in Section 6.1.1) is satisfied or duly waived or (b) at such other time and place and on such other date as the Acquiror and the Company may agree. The date on which the Closing is conducted pursuant to this Section
1.4 is sometimes referred to herein as the "Closing Date." At the Closing, all documents required by the terms of this Agreement to be delivered at or prior to the consummation of the Merger will be exchanged by the parties.

     1.5. Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Acquiror in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, until duly amended in accordance with their terms and the NJBCA.

     1.6. Directors and Officers. The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and by-laws and the NJBCA.

     1.7. The Bank Merger. Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the Acquired Bank shall be merged with and into the Acquiring Bank (the "Bank Merger") pursuant to a merger agreement in the form attached hereto as Exhibit 1.7, to be executed by the Acquired Bank and the Acquiring Bank, and the separate corporate existence of the Acquired Bank shall thereupon cease in accordance with the applicable provisions of The Pennsylvania Banking Code of 1965 (the "Pennsylvania Banking Code") and The National Bank Act (the "National Bank Act").

     1.8. Effect of the Bank Merger. Pursuant to the Bank Merger, the Acquired Bank and the Acquiring Bank (the "Constituent Banks") shall be merged, and the Acquiring Bank shall be the surviving bank in the Bank Merger (sometimes hereinafter referred to as the "Surviving Bank") and shall continue to be a national banking association. Upon consummation of the Bank Merger, the

Surviving Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, both public and private powers, including appointments, designations and nominations of a trust or fiduciary nature, of each of the Constituent Banks; and all property, real, personal and mixed, tangible and intangible, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Banks so merged, shall be deemed to be vested in the Surviving Bank without further act or deed; and the title to any real estate or any interest therein, vested in any of such Constituent Banks, shall not revert or be in any way impaired by reason of the Bank Merger. Upon consummation of the Bank Merger, the Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks. Any reference to either of the Constituent Banks in any contract or document, whether executed or taking effect before or after the Bank Merger, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Banks is a party, shall not be deemed to have abated or to have discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made; or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Banks if the Bank Merger had not occurred.

     1.9. Articles of Incorporation and By-Laws. The articles of association and by-laws of the Acquiring Bank in effect at the Effective Time shall be the articles of association and by-laws of the Surviving Bank, until duly amended in accordance with their terms and the National Bank Act.

     1.10. Bank Directors and Officers. The directors and officers of the Acquiring Bank immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Bank, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Bank's Articles of Association and by-laws and the National Bank Act.

                        ARTICLE II--CONVERSION OF SHARES

     2.1. Exchange. As of the Effective Time, by virtue of the Merger and without action on the part of any holder thereof:

     2.1.1. Acquiror Stock. Each share of capital stock of the Acquiror that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the Surviving Corporation.

     2.1.2. Certain Company Shares Cancelled. Each share of common stock of the Company, par value $1.00 per share (the "Common Stock"), that is either (a) owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror (except for any shares of Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") and shares held as collateral or in lieu of a debt previously contracted ("Collateral Shares"), (b) held in the treasury of the Company or (c) owned by any direct or indirect wholly-owned subsidiary of the Company (except Trust Account Shares and Collateral Shares) shall be cancelled and retired and no capital stock of the Acquiror, cash or other consideration shall be paid or delivered in exchange therefor.

     2.1.3. Acquired Shares. Subject to Sections 2.6 and 2.8 hereof, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time, including without limitation all Trust Account Shares and Collateral Shares, and that is not retired pursuant to Section 2.1.2, shall be converted as follows:

     2.1.3.1. Each such share of Common Stock which under the terms of Section
2.3 is to be converted into the right to receive cash, shall be converted into the right to receive $10.00 in cash.

     2.1.3.2. Subject to Sections 2.9 and 7.2.3.5, each such share of Common Stock which under the terms of Section 2.3 is to be converted into the common stock of the Acquiror, par value $3.00 per share ("Acquiror Common Stock"), shall be converted into 0.3721 shares (as the same may be adjusted as herein provided, the "Exchange Ratio") of Acquiror Common Stock. The certificates for Acquiror Common Stock issued in the Merger will also evidence and entitle the holder thereof to certain Rights pursuant to the Rights Declaration of the Board of Directors of the Acquiror, dated as of February 23, 1990.

     2.1.3.3. No Dissenting Shares (as hereinafter defined) shall be converted into or represent a right to receive cash or Acquiror Common Stock under this
Section 2.1.3, but such Dissenting Shares shall be subject to the provisions of
Section 2.8.

     2.1.3.4. Each authorized but unissued share of Common Stock shall cease to exist.

     2.2. Election Procedures. The Acquiror shall authorize the Acquiring Bank or, in the Acquiror's sole discretion, any other commercial bank having assets of more than $200,000,000, to act as exchange agent hereunder (the "Exchange Agent") pursuant to an agreement (the "Exchange Agent Agreement") in form reasonably acceptable to the Company. The Exchange Agent Agreement shall set forth procedures for the exchange of Common Stock for consideration in the Merger, including procedures for holders of Common Stock to request that they receive all cash or all stock consideration, as set forth below:

     2.2.1. Each holder of Common Stock (other than holders of Dissenting Shares or shares of Common Stock to be cancelled as set forth in Section 2.1.2) shall have the right to submit an election form to the Exchange Agent (an "Election Form") specifying whether such holder desires to have such holder's Common Stock converted into Acquiror Common Stock or the right to receive cash in the Merger (in either case, an "Election") in accordance with and subject to the following procedures:

     2.2.2. Each holder of Common Stock may specify in the Election Form:

     2.2.2.1. that such holder desires to have all of the shares of Common Stock owned by such holder converted into the right to receive cash in the Merger ("Cash Election"); or

     2.2.2.2. that such holder desires to have all of the shares of Common Stock owned by such holder converted into Acquiror Common Stock in the Merger (a "Stock Election"). Any shareholder who validly submits an Election Form and does not make a Cash Election in such Election Form, or who does make a Cash Election and thereafter validly revokes such Cash Election, or who does not validly submit an Election Form, shall be deemed to have made a Stock Election.

     2.2.3. The Company will use its best efforts to cause the Exchange Agent to make the Form of Election (accompanied by the Company Proxy Statement described in Section 5.10) available to all persons who are or who become Company shareholders of record during the period between the record date for the Company Meeting (as defined in Section 5.10) and the business day immediately prior to the Election Date (as defined in this Section 2.2.3). As used herein, the term "Election Date" means a date announced by the Acquiror, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, however, that such day (i) shall be a business day no more than five business days prior to the anticipated Effective Time and no less than two business days prior to the anticipated Effective Time and (ii) shall be at least twenty business days following the date of such news release; provided further, that the Acquiror shall have the right to set a later date as the Election Date (and such later date shall be deemed the "Election Date" for all purposes hereunder) by means of a similar new release, so long as such later date is no later than the date on which the Effective Time occurs.

     2.2.4. Any Election shall have been properly made only if the Exchange Agent shall have received, at its office designated in the Form of Election, by 5:00 p.m., local time in the city in which the principal place of business of such Exchange Agent is located, on or before the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Any Election relating to shares of Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the fair value of Common Stock in accordance with the provisions of Section 2.8 hereof shall be deemed to have been automatically revoked as of the Election Date.

     2.2.5. Notwithstanding anything herein to the contrary, a combined Form of Election containing a single Election (a "Combined Form of Election") may be submitted by two or more holders of shares of Common Sock either of whom may be deemed constructively to own the holders' shares of Common Stock by reason of the ownership attribution rules of Section 318 of the Code. Any Combined Form of Election and any change or revocation in such Combined Form of Election must be signed by or on behalf of all holders of the Common Stock covered thereby. For purposes of this Article II, all shares of Common Stock covered by a single Combined Form of Election held by holders of Common Stock submitting such Combined Form of Election will be treated as being held by a single holder.

     2.2.6. Any holder of Common Stock may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election.

     2.2.7. Any holder of Common Stock may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's certificates for Common Stock or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent.

     2.2.8. The Acquiror shall have the right to make rules not inconsistent with the terms of this Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, the issuance and delivery of certificates for Acquiror Common Stock into which Common Stock is converted in the Merger and the payment for shares of Common Stock converted into the right to receive cash in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of shares of Common Stock.

     2.3. Selection of Common Stock. The manner in which each share of Common Stock (other than shares of Common Stock to be retired as set forth in Section 2.1.2) shall be converted at the Effective Time into either cash or Acquiror Common Stock shall be as set forth below in this Section 2.3.

     2.3.1. As is more fully set forth below, the number of shares of Common Stock to be converted into the right to receive cash in the Merger pursuant to this Agreement (the "Maximum Cash Conversion Number") shall not exceed (i) 49% of the number of shares of Common Stock outstanding immediately prior to the Effective Time minus (ii) the sum of (A) the number of shares of Common Stock purchased by the Acquiror or any subsidiary of the Acquiror on or after the date hereof, (B) the number of shares of Common Stock redeemed by the Company, if any, from the date hereof to the Effective Time, (C) the number of shares of Common Stock as to which a cash amount is to be paid to the Executive, as defined in and in, accordance with, Section 2.12.1 hereof, and (D) the number of shares of Common Stock if any, as to which the holders of such shares have filed and not withdrawn a written demand for payment of the fair value of their Common Stock pursuant to the provisions of Section 2.8 at or before the Meeting. There shall be no limitation on the number of shares of Common Stock to be converted into Acquiror Common Stock in the Merger.

     2.3.2. Each share of Common Stock for which Stock Elections have been made or deemed made ("Stock Election Shares") and each Non-Electing Common Share (as defined in Section 2.3.5) shall be converted into Acquiror Common Stock in the Merger.

     2.3.3. If Cash Elections are received for a number of shares of Common Stock which is more than the Maximum Cash Conversion Number, and the shares of Common Stock for which Cash Elections have been received ("Cash Election Shares") shall be converted into the right to receive cash and Acquiror Common Stock in the following manner:

     2.3.3.1. each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $10.00 and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Maximum Cash Conversion Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Acquiror Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

     2.3.4. If Cash Elections are received for a number of shares of Common Stock which is equal to or less than the Maximum Cash Conversion Number, then each share of Common Stock covered by a Cash Election shall be converted into the right to receive cash in the Merger.

     2.3.5. For the purposes of this Section 2.3, outstanding shares of Common Stock (other than shares of Common Stock owned by the Acquiror, the Acquiring Bank or any other subsidiary of the Acquiror) as to which an Election is not in effect on the Election Date shall be referred to as "Non-Electing Common Shares." If the Exchange Agent shall reasonably determine for any reason that any Election was not properly made with respect to shares of Common Stock such Election shall be deemed to be not in effect and shares of Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Common Shares.

     2.4. Beneficial Owners. Any record holder of Common Stock may submit two or more Forms of Election, each containing a different specification of preference (or non-preference) covering all or any portion of the shares of Common Stock owned by such record holder, provided that, upon request of the Acquiror, such record holder shall certify to the satisfaction of the Acquiror that such record holder holds the shares of Common Stock registered in the name of the record holder as nominee for two or more persons and that the various Forms of Election submitted by such record holder represent the individual specifications of preference (or non-preference) of the respective beneficial owners as to all of the shares of Common Stock beneficially owned by them, and for purposes of this
Article II each beneficial owner for which such a Form of Election is submitted will be treated as a separate holder of Common Stock.

     2.5. Delay. It is understood by the parties hereto that the election procedure described in this Article II and the allocation procedure described in this Article II will involve substantial administrative work to complete the computation, verification and exchange tasks involved and that the rules of the Depository Trust Company may require a delay after the Effective Time before the final allocations may be made. No interest shall be payable by the Acquiror or the Exchange Agent with respect to any cash to be paid pursuant to this Article II, even if the payment of cash pursuant to the Merger is delayed by reason of the administrative steps required to effect the steps described herein.

     2.6. No Fractional Shares. Acquiror will not issue fractional shares of Acquiror Common Stock. In lieu of fractional shares of Acquiror Common Stock, the shareholders of the Company entitled to receive such fractional shares will receive an amount of cash equal to the value of such fractional share interest based on the Last Price (as defined in Section 2.7) of the Acquiror Common Stock on the date on which the Effective Time occurs. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

     2.7. Last Price. For purposes of this Agreement, "Last Price" shall mean the closing price per share of Acquiror Common Stock as quoted on the NASDAQ National Market System ("NASDAQ") (as published in The Wall Street Journal) for each trading day as to which such closing price is relevant hereunder or, in the absence of such quotations for any such trading day, as determined by such other source upon which the Acquiror and the Company shall mutually agree.

     2.8. Dissenting Shares. The shares of Acquiror Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with all applicable laws and regulations relating to the merger of a Pennsylvania corporation into a New Jersey corporation (the "Appraisal Laws") are herein referred to as "Dissenting Shares." Each Dissenting Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost the dissenter's rights in respect thereto under the Appraisal Laws, shall not be converted into or represent a right to receive cash or Acquiror Common Stock but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Acquiror (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If a holder of shares of Common Stock who dissents under the Appraisal Laws shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be deemed, upon the surrender of the Certificate representing those shares, to be Non-Electing Common Shares for purposes of this Agreement and shall be converted into Acquiror Common Stock in accordance with the provisions hereof. The Company shall give the Acquiror notice of dissent of any shares of Common Stock, attempted withdrawals of any such notices of dissent and any other instruments served pursuant to the Appraisal Laws received by the Company relating to shareholders' rights, if any, to dissent. The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any dissenting shares of the Company, offer to settle or settle any demands for payment with respect thereto or approve any withdrawal of any such demands.

     2.9. Adjustments. Notwithstanding the foregoing, the Exchange Ratio set forth in Section 2.1.3.2 shall be subject to appropriate adjustment in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall be increased, decreased, changed into or exchanged for a different number or kind of securities through a stock dividend, recapitalization, stock split, reorganization, reclassification or reverse stock split (or any similar change in capitalization) pursuant to which the Acquiror shall issue securities to its existing shareholders without receiving consideration therefor.

     2.10. Exchange of Certificates.

     2.10.1. Exchange Agent. Except as set forth herein, from and after the Effective Time, each holder of a certificate (each such certificate, a "Certificate") representing outstanding shares of Common Stock that have been converted into the right to receive cash, without interest (the "Cash Consideration"), or into Acquiror Common Stock and cash, without interest, in lieu of fractional shares, as applicable (the "Common Stock Consideration") shall be entitled to receive in exchange therefor, upon surrender of the Certificate to the Exchange Agent, the applicable Cash Consideration or Common Stock Consideration for each share of Common Stock so represented by the Certificate surrendered by such holder thereof. All certificates representing shares of Acquiror Common Stock issued as part of the Common Stock Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

     2.10.2. Notice of Exchange. Promptly after the Effective Time, the Acquiror shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate who did not submit such Certificate and a Form of Election prior to the Effective Time a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent by any such holder of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Acquiror shall cause the Exchange Agent to promptly deliver to such holder the Common Stock Consideration to which such holder would have been entitled had such holder submitted a valid Stock Election (with respect to the shares represented by such Certificate) prior to the Election Date, and such Certificate shall forthwith be cancelled.

     2.10.3. Transfer. If delivery of all or part of the Common Stock Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or the exchange of such Certificate that such surrendered Certificate be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Acquiror that such tax either has been paid or is not payable.

     2.10.4. Right to Consideration. Until surrendered and exchanged in accordance with this Section 2.10, each Certificate shall, after the Effective Time, represent solely the right to receive the appropriate Common Stock Consideration or Cash Consideration, as the case may be, multiplied by the number of shares of Common Stock evidenced by such Certificate, together, in the case of Common Stock Consideration consisting of shares of Acquiror Common Stock with any dividends or other distributions as provided in Section 2.10.5, and shall have no other rights. From and after the Effective Time, the Acquiror shall be entitled to treat any Certificates that have not yet been surrendered for exchange as evidencing only the ownership of the aggregate Common Stock Consideration or Cash Consideration, as the case may be, into which the shares represented by such Certificates have been converted, notwithstanding any failure to surrender such Certificates. Any portion of the Common Stock Consideration (or dividends, distributions or interest with respect thereto) or Cash Consideration which remains unclaimed for two years after the Effective Time shall be returned by the Exchange Agent to the Acquiror, and any holders of Common Stock who have not theretofore complied with this Article II shall thereafter (but only until such time as such property shall escheat to any applicable governmental authority) look only to the Acquiror for the applicable Common Stock Consideration or Cash Consideration. Neither the Company, the Acquired Bank, the Acquiror or the Acquiring Bank shall be liable to any holder of shares of Common Stock for any Common Stock Consideration (or dividends, distributions or interest with respect thereto) or Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.10.5. Distribution with Respect to Unexchanged Certificates. No dividends or other distributions with respect to Acquiror Common Stock declared or paid by the Acquiror after the Effective Time and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate (and then only if such holder is entitled to receive Acquiror Common Stock pursuant to the Merger). Subject to applicable law, following surrender of any such Certificate to be converted into Acquiror Common Stock there shall be paid to each holder of certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Acquiror Common Stock.

     2.10.6. No Interest. All payments of dividends, cash or cash for fractional shares shall be made without any payment of interest.

     2.10.7. Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Common Stock shall thereafter be made. If, after the Effective Time, any Certificates are presented to the Exchange Agent or the Acquiror, they shall be cancelled, retired and exchanged as provided in this Article II.

     2.11. Withholding Rights. The Acquiror shall be entitled to require each holder of Common Stock to deliver to the Exchange Agent a properly completed Form W-9 or its equivalent, as a precondition to delivery of the holder's Cash consideration or Common Stock consideration, as the case may be. The Acquiror shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock the minimum amounts (if any) that the Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Acquiror.

     2.12. Options. At the Effective Time, all options to purchase Common Stock which the Company is obligated to grant to Erwin K. Wenner (the "Executive") in connection with the Merger (the "Executive Options") shall automatically be cancelled either in accordance with paragraph 2.12.1 below or in accordance with paragraph 2.12.2 below.

     2.12.1. At the Effective Time, each of (a) the Executive Option to purchase 8,333 shares of Common Stock in the event that a public announcement is made of a merger or affiliation as the result of the efforts of the Executive or of the Executive in conjunction with a certain special committee of the Company's Board of Directors (the "8,333 Executive Option") and (b) the Executive Option to purchase 25,000 shares of Common Stock in the event that a public announcement is made of a sale of 80% or more of the stock of the Company or the Acquired Bank, the merger or consolidation of the Company or the Acquired Bank or the sale of substantially all of the assets of the Company or the Acquired Bank, shall be cancelled, and the Executive shall receive as consideration for such cancellation, for each share of Common Stock covered by each such option an amount in cash equal to the excess, if any, of $10.00 over the applicable exercise price of the option.

     2.12.2. At the Effective Time, the Executive Option to purchase (i) 8,333 shares of Common Stock, exercisable commencing July 25, 1996, (ii) 8,333 shares of Common Stock, exercisable commencing July 25, 1997, and (iii) 8,334 shares of Common Stock, exercisable commencing July 25, 1998, respectively, shall be cancelled.

     2.12.3. The Company has delivered to the Acquiror a consent (in the form of Exhibit 2.12.3) executed by the Executive agreeing that the covenants of the Acquiror pursuant to this Section 2.12 are in full satisfaction of all obligations of the Company and the Acquiror to the Executive with respect to the Executive Options and with respect to any other options or other right of the Executive to acquire or receive, at any time, any securities of the Company.

           ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     References herein to "Company Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement as provided herein, which have been delivered on the date hereof by the Company to the Acquiror. The Company hereby represents and warrants to the Acquiror and the Acquiring Bank as follows:

     3.1. Corporate Organization.

     3.1.1. Company. The Company is a corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, results of operations, assets or financial condition of the Company, the Acquired Bank, and the other "Company Subsidiaries" (as hereinafter defined), taken as a whole (a "Company Material Adverse Effect"). A true and complete copy of the Articles of Incorporation and By-laws, as in effect on the date hereof, of the Company are contained in
Section 3.1.1 of the Company Disclosure Schedules.

     3.1.2. Subsidiaries. The Acquired Bank and the corporations and other entities listed in Section 3.1.2 of the Company Disclosure Schedules are the only Company Subsidiaries. When used with reference to the Company, the term "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity in which the Company, directly or indirectly, owns at least a 50% stock or other equity interest or for which the Company, directly or indirectly, acts as a general partner. The Acquired Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each other Company Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as set forth in Section 3.1.2. of the Company Disclosure Schedules. Each Company Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not constitute a Company Material Adverse Effect.
Section 3.1 of the Company Disclosure Schedules sets forth true and complete copies of the Articles of Incorporation (or Certificate of Incorporation, as the case may be) and By-laws or other governing instrument, as in effect on the date hereof, of each Company Subsidiary. Except for the Acquired Bank and the other Company Subsidiaries identified in Section 3.1.2 of the Company Disclosure Schedules, the Company does not own or control, directly or indirectly, any equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity.

     3.2. Capitalization. The authorized capital stock of the Company consists solely of 14,000,000 shares of Common Stock. As of the date hereof, there are 2,825,312 shares of Common Stock issued and outstanding. As of the date hereof, there are 33,333 shares of Common Stock issuable upon exercise of the Executive Options. Section 3.2 of the Company Disclosure Schedules sets forth a true and complete copy of all agreements relating to the Executive Options. The authorized capital stock of the Acquired Bank consists solely of 3,000,000 shares of common stock. As of the date hereof, there are 1,307,517 shares of common stock of the Acquired Bank issued and outstanding. The capitalization and equity interest ownership in each other Company Subsidiary is as set forth in
Section 3.2 of the Company Disclosure Schedules. Neither the Company nor any Company Subsidiary has adopted any plan or agreement pursuant to which capital stock may be issued or stock options may be granted other than the agreements (all of which are set forth in Section 3.2 of the Company Disclosure Schedules) which relate to the Executive Options. All issued and outstanding shares of Common Stock and all issued and outstanding shares of capital stock or other equity interest of each Company Subsidiary have been duly authorized and validly issued, have been issued without violating the pre-emptive or other rights of third parties, are fully paid, and are nonassessable. All of the outstanding shares of capital stock or other equity interest of each Company Subsidiary are owned by the Company and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. Except for the Executive Options, neither the Company nor any Company Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock or equity interest of the Company or any Company Subsidiary or has issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or other equity interest or any securities convertible into any such shares, and there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any such shares or other equity interest. There are no outstanding contractual obligations requiring the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities or other equity interest in the Company or any Company Subsidiary. Except as set forth in Section 3.2 of the Company Disclosure Schedules, since December 31, 1993, neither the Company nor any Company Subsidiary has repurchased, redeemed or otherwise acquired any such securities or interests.

     3.3. Authority; No Violation.

     3.3.1. Authority. Subject to the approval of this Agreement and the transactions contemplated hereby (other than the Stock Option Agreement, as to which no shareholder approval is required) by the shareholders of the Company, each of the Company and the Acquired Bank has full power and authority, corporate and otherwise, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Company has full power and authority to execute and deliver the Stock Option Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of this Agreement and the Stock Option Agreement, and the performance of the Company and the Acquired Bank's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of each of the Company and the Acquired Bank in accordance with its respective Articles of Incorporation and By-laws and all applicable laws and regulations. Except for approval by the Company's shareholders of this Agreement, no other corporate proceedings on the part of the Company or the Acquired Bank are necessary to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement have been duly and validly executed by the Company and this Agreement has been duly and validly executed by the Acquired Bank and constitute valid and binding obligations of the Company and the Acquired Bank, enforceable against each of them in accordance with their respective terms.

     3.3.2. No Violation. Neither the execution and delivery of this Agreement by the Company or the Acquired Bank, nor the execution and delivery of the Stock Option Agreement by the Company, nor the consummation by the Company or the Acquired Bank of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by the Company or the Acquired Bank with, or performance of, any of the terms or provisions hereof or thereof, will (i) violate any provision of the Company's or the Acquired Bank's Articles of Incorporation or By-

Laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (iii) except as set forth in Section 3.3 of the Company Disclosure Schedules, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any governmental authority, in each case to which the Company or the Company Subsidiary is a party, or by which the Company or the Company Subsidiary may be bound or to which any of the assets or properties of the Company or the Company Subsidiary are subject, except, with respect to the matters described in clauses (ii) and (iii) above, such as individually or in the aggregate will not constitute a Company Material Adverse Effect, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System (the "FRB") and the Pennsylvania Department of Banking (the "Department") (collectively, the "Applicable Bank Regulatory Agencies"), applicable environmental protection agencies (such as, but not limited to the New Jersey Department of Environmental Protection and Energy ("DEPE")), the Securities and Exchange Commission (the "SEC") and the shareholders of the Company, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Company or the Acquired Bank in connection with (x) the execution and delivery by the Company or the Acquired Bank of this Agreement, (y) the execution and delivery by the Company of the Stock Option Agreement or (z) the performance by the Company or the Acquired Bank of their respective obligations hereunder (including, without limitation, consummation of the Merger and the Bank Merger), the performance by the Company of its obligations under the Stock Option Agreement, or the consummation of the transactions contemplated hereby and thereby.

     3.4. Financial Statements.

     3.4.1. Section 3.4 of the Company Disclosure Schedules sets forth copies of the consolidated statements of condition of the Company as of December 31, 1992 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the periods ended December 31, in each of the three years 1991 through 1993, in each case accompanied by the audit report of Rudolph, Palitz, independent public accountants with respect to the Company, and the unaudited consolidated statement of condition of the Company as of September 30, 1994 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1993 and September 30, 1994 (collectively, the "Company Financial Statements"). Except as set forth in
Section 3.4 of the Company Disclosure Schedules with respect to such unaudited consolidated financial statements, the Company Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), fairly present the consolidated financial condition of the Company as of the respective dates set forth therein and fairly present the consolidated results of operations, changes in shareholders' equity and cash flows of the Company for the respective periods set forth therein.

     3.4.2. The books and records of the Company and each Company Subsidiary have been maintained in compliance in all material respects with all applicable legal, regulatory and accounting requirements.

     3.4.3. Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 1994 (the "Company Statement of Condition Date"), neither the Company nor any Company Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated statement of condition (as of the Company Statement of Condition Date) or the notes thereto. Since the Company Statement of Condition Date, neither the Company nor any Company Subsidiary have incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice or except as related to the transactions contemplated by this Agreement.

     3.5. Broker's and Other Fees. Except for the retention of Sandler O'Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Sandler O'Neill & Partners, L.P. providing for the payment of fees in connection with the Merger are set forth in Section 3.5 of the Company Disclosure Schedules. There are no other fees, other than time charges billed at usual and customary rates, payable by the Company or any Company Subsidiary to any advisors, including lawyers and accountants, in connection with the Merger or the Bank Merger or which would be triggered by consummation of the Merger or the Bank Merger or the termination of the services of such advisors by the Company or any Company Subsidiary.

     3.6. Absence of Certain Changes or Events.

     3.6.1. Except for the net operating losses incurred by the Company since September 30, 1994 which have been disclosed to the Acquiror, there has not been any material adverse change in the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, since the Company Statement of Condition Date, and to the best of the Company's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future, except for net operating losses not arising from any other event which, in and of itself, would be a breach of another representation or warranty.

     3.6.2. Except as set forth in Section 3.6 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has taken or permitted any of the actions described in Section 5.2 (other than Sections 5.2.6, 5.2.7, and 5.2.8) hereof (but without reference to the dates specified in Section 5.2) between December 31, 1993 and the date hereof.

     3.6.3. Except as set forth in Section 3.6 of the Company Disclosure Schedules, since December 31, 1993, neither the Company nor any Company Subsidiary has taken or permitted any actions, or omitted to take any actions, that would, or that, with the passage of time or the occurrence of events, would reasonably be expected to, result in (A) any of the representations and warranties set forth in this Article III hereafter becoming untrue, (B) a breach of any of the Company's covenants set forth herein or (C) any of the conditions to closing set forth in Sections 6.1, 6.2 or 6.3 not being satisfied.

     3.7. Legal Proceedings. Except as disclosed in Section 3.7 of the Company Disclosure Schedules, and except for ordinary routine litigation incidental to the business of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature against the Company or any Company Subsidiary which, if decided adversely to the Company or the Company Subsidiary, would constitute a Company Material Adverse Effect. Except as disclosed in Section 3.7 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which order, judgment or proceeding continues to bind, or could in the future bind, the Company or any Company Subsidiary.

     3.8. Taxes and Tax Returns.

     3.8.1. The Company and each Company Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including without limitation all income taxes, payroll and employee withholding taxes, backup withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, capital stock taxes, taxes on services, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date and any interest, penalties or additions to taxes that may become payable in respect thereof ("Taxes"). Each of the Company and the Acquired Bank has duly paid (and until the Effective Time will so pay) all such Taxes due and payable, other than taxes or other charges which are being contested in good faith and are disclosed in Section 3.8 of the Company Disclosure Schedules. The Company and each Company Subsidiary have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Section 3.8 of the Company Disclosure Schedules identifies the federal income tax returns of the Company and the Company Subsidiaries which have been examined by the Internal Revenue Service (the "IRS") within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The federal Returns of the Company and the Company Subsidiaries have been audited and closed through December 1992, the state Returns of the Company and the Company Subsidiaries have been settled through 1989, and there have been no audits or reviews of any local Returns of the Company and the Company Subsidiaries. Except as set forth in Section 3.8 of the Company Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, dispute, protest or claim now threatened or pending with respect to any Taxes due from the Company or any Company Subsidiary with respect to any Return, and neither the Company nor any Company Subsidiary nor their employees (based on personal contact with any authority) know of any such action, suit, proceeding, investigation, audit, dispute or claim that has been threatened. Except as set forth in Section 3.8 of the Company Disclosure Schedules, no claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction nor, to the best of the Company's or the Acquired Bank's knowledge does such a valid claim exist. The Company or the Acquired Bank shall immediately notify the Acquiror of any governmental audits, actions, proceedings, investigations or claims with respect to Taxes that occur in the future and shall provide such information in connection therewith as may be reasonably requested by the

Acquiror. Neither the Company nor any Company Subsidiary have given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. With respect to information reporting (Forms 1098 and 1099), policies and procedures have been established by the Company and each Company Subsidiary sufficient to demonstrate that reasonable care has been exercised under Section 6724 of the Code and the regulations thereunder to obtain taxpayer identification ("TIN") numbers including initial and annual solicitation of such TIN's and collection and submission of back-up withholding where applicable.

     3.8.2. Except as set forth in Section 3.8 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply. The Company's outstanding securities are not "United States real property interests" within the meaning of Section 897(c) of the Code.

     3.8.3. To the date of this Agreement, neither the Company nor any Company Subsidiary has experienced an equity shift that would limit the use of any tax attribute carryforward (e.g., net operating losses, credits, etc.) or built in deductions under Section 382 of the Code and the regulations thereunder.

     3.9. Reports.

     3.9.1. Section 3.9 of the Company Disclosure Schedules lists, and the Company has previously delivered to the Acquiror a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by the Company since September 30, 1990 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities and Exchange Act of 1934, as amended ("1934 Act") and (ii) communication (other than general advertising materials and press releases) mailed by the Company to its stockholders as a class since September 30, 1990, and each such final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

     3.9.2. The Company and the Acquired Bank have, since January 1, 1991, duly filed with the FDIC, the FRB, and the Department in form which was correct in all material respects all financial reports required to be filed under applicable laws and regulations, and, subject to any required permission from such regulatory authorities, the Company promptly will deliver or make available to the Acquiror accurate and complete copies of such reports. Each such report, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date. Section 3.9 of the Company Disclosure Schedule lists all examinations of the Company or the Acquired Bank conducted by either the FRB, the FDIC or the Department since January 1, 1991 and the dates of any responses thereto submitted by the Company or the Acquired Bank.

     3.10. Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement (as defined in Section 5.10 hereof) to be delivered to shareholders of the Company in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.11. Certain Contracts.

     3.11.1. Except for plans referenced in Section 3.17 or as disclosed in
Section 3.11 of the Company Disclosure Schedules, (i) neither the Company nor any Company Subsidiary is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events with respect to either participation in such plans or to any employment related matter) result in any payment (either of severance pay or otherwise) becoming due from the Company or any Company Subsidiary or any successor of any of the foregoing to any officer, employee, director or consultant thereof. Section 3.11 of the Company Disclosure Schedules sets forth true and correct copies of all severance and employment agreements with officers, directors, employees, agents or consultants to which the Company or any Company Subsidiary is a party. Except as disclosed in Section 3.11 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or bound by any written contract or understanding (whether written or oral) that (i) was entered into outside of the ordinary course of business, (ii) relates to the borrowing of long-term debt by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any obligation, (iii) constitutes a collective bargaining agreement or otherwise involves organized labor, (iv) involves the payment after the date hereof by the Company or any Company Subsidiary of more than $25,000 in the aggregate; (v) constitutes an agreement or arrangement to indemnify; or (vi) cannot be terminated by the Company or the Company Subsidiary at its option within thirty days or less; copies or descriptions of all such contracts and understandings referred to in Section 3.11 of the Company Disclosure Schedules have previously been provided to the Acquiror.

     3.11.2. Except as disclosed in Section 3.11 of the Company Disclosure Schedules and except for loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole, but in no event shall a contract involving the payment or receipt by the Company or any Company Subsidiary of less than $25,000 in the aggregate be deemed material under this Section 3.11.2, and (ii) no commitment, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which any of them is bound limits the freedom of the Company or any Company Subsidiary to compete in any line of business or with any person.

     3.11.3. Except as disclosed in Section 3.11 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary or, to the best knowledge of each of the Company and the Acquired Bank, any other party thereto, is in default under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Acquired Bank is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not constitute a Company Material Adverse Effect, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a default under any such lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or under any contract described in Section 3.11 of the Company Disclosure Schedules.

     3.12. Properties and Insurance.

     3.12.1. The Company and the Company Subsidiaries have good title, and, as to owned real property, marketable title, to all assets and properties, whether real or personal, tangible or intangible, reflected in the Company's consolidated statement of condition (as set forth in Section 3.4 of the Company Disclosure Schedules) as of the Company Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Company Statement of Condition Date or as otherwise set forth in Section 3.12 of the Company Disclosure Schedules), subject to no encumbrances, liens, mortgages, security interests, pledges or rights of others, except (i) those items that secure liabilities that are reflected in such consolidated statement of condition or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Company and the Company Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to the Acquiror prior to the date hereof. Since December 31, 1993, neither the Company nor any of the Company Subsidiaries have experienced any uninsured damage or destruction with respect to any material properties or assets owned or leased by any of them. All properties and assets used by the Company and/or any of the Company Subsidiaries are, in all material respects, in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply in all material respects with all laws and other governmental requirements relating thereto currently in effect. The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company or the Company Subsidiaries in all material respects as presently occupied, used, possessed and controlled by the Company or the Company Subsidiaries. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, all of which are valid and binding obligations of the Company or the Company Subsidiary, as the case may be. Except as set forth in Section 3.12 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is in default, nor to the best knowledge of each of them is any other party in default, in any material respect under any of such leases and there has occurred no material default or event which, with the lapse of time or the giving of notice or both, would constitute a material default by the Company, the Company Subsidiary or any other party under any such lease.

     3.12.2. The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses reasonably adequate for the business engaged in by the Company and the Company Subsidiaries. The Company has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond, the Company and the Company Subsidiaries are not in default under any such insurance policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.13. Minute Books. The minute books of the Company and the Company Subsidiaries contain accurate records of all meetings and other actions held of their respective shareholders and Boards of Directors or governing bodies (including committees of their respective Boards of Directors or governing bodies), except where the failure to so maintain such records would not result in an omission to disclose a matter which would be material to any party acquiring a substantial interest in the Company or any Company Subsidiary.

     3.14. Reserves. As of the Company Statement of Condition Date, each of the allowance for loan losses and the allowance for OREO properties in the Company Financial Statements was adequate. The methodology used to compute such allowances complies in all material respects with all applicable FDIC and Department policies.

     3.15. No Termination Agreements or Parachute Payments.

     3.15.1. Except as disclosed in Section 3.15 of the Company Disclosure Schedules, no current or former officer, director, employee or agent of the Company or any Company Subsidiary (each, a "Company Employee") is entitled now, or will or may be entitled as a consequence of or in connection with (a) this Agreement or the Merger or the Bank Merger, or (b) termination of such person's employment with the Company or any Company Subsidiary (by resignation, involuntary termination or otherwise), in either case ((a) or (b)), alone or in combination with other facts or events, to any payment or benefit from the Company, any Company Subsidiary, the Acquiror or any of the Acquiror's Subsidiaries.

     3.15.2. No Company Employee is entitled now, or will or may be entitled as a consequence of (a) this Agreement or the Merger or the Bank Merger, or (b) termination of such person's employment with the Company or any Company Subsidiary (by resignation, involuntary termination or diminution of duties or otherwise), in either case ((a) or (b)), alone or upon the occurrence of subsequent events, to any payment or benefit from the Company, any Company Subsidiary, the Acquiror or any of the

Acquiror's Subsidiaries which, if paid or provided, would constitute an "excess parachute payment", as defined in Section 280G of the Code or the regulations promulgated thereunder.

     3.16. Indemnification. Except as set forth in the Articles of Incorporation and By-laws of the Company or in Section 3.16 of the Company Disclosure Schedules, (i) neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any former, current or future Company Employee or any other person, (ii) no person has served, serves or will serve in any capacity with any enterprise other than the Company or any Company Subsidiary at the request of the Company or any Company Subsidiary (a "Covered Person"), and
(iii) to the best knowledge of the Company, there are no claims or potential claims for which any former or current Company Employee or any other person would be entitled to indemnification under Section 5.7 hereof if such provisions were deemed to be in effect.

     3.17. Employee Plans. Except as set forth in Section 3.17 of the Company Disclosure Schedules, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock bonus, stock option, employee stock ownership, consulting, health insurance, life insurance, accident insurance, disability insurance, disability, severance, cafeteria or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of the Company or any Company Subsidiary or their relatives or affiliates ("Company Employee Plans") have been maintained, operated and administered in compliance with their terms and currently comply, and have at all relevant times complied, with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable, the Code, to the extent applicable, and any other applicable laws. Copies of all Company Employee Plans (or description of the applicable terms where such plans are oral or otherwise informal) currently in effect, and all financial statements relating thereto, have previously been delivered to the Acquiror. With respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA), except as set forth in
Section 3.17 of the Company Disclosure Statements, (a) each pension plan, as amended (and any trust relating thereto), intended to be a qualified plan under
Section 401(a) of the Code, either has been determined by the IRS to be so qualified in its current form or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in
Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation (the "PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA and (f) as of the last day of the most recent plan year which ended prior to the date hereof and for which an actuarial valuation has been issued by the plan's actuary, with respect to each defined benefit plan which is a "single-employer plan" (within the meaning of Section 4001 (a)(15) of ERISA), the actuarially determined present value of all "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA), as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation, did not exceed the then current value of the assets of the plan and there has been no material change in the financial condition of the plan since the last day of the most recent plan year. No liability under subtitle C or D of Title IV of ERISA has been incurred by the Company or any Company Subsidiary with respect to any "single-employer plan" formerly maintained by them or by any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. Except as disclosed in Section 3.17 of the Company Disclosure Schedules, no plan, contract or other arrangement to which the Company or any Company Subsidiary is a party provides health, medical, disability, death, accident, survivor or pension benefits to any retiree, former employee or relative, affiliate or beneficiary thereof. The Company and each Company Subsidiary will continue to make all required contributions, premium payments or other required transfers and meet all required funding obligations to keep all Company Employee Plans current. Except as may be set forth in Section 3.11.1 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary provides continued health care benefits under the Acquired Bank Medical Benefits Plan to retirees or employees on leave of absence or on long or short term disability except coverage required by the terms of the Consolidated Omnibus Budget Reconciliation Act or the federal Family and Medical Leave Act of 1993, nor does the Company or any Company Subsidiary provide continuing insurance benefits under the Acquired Bank Life and Accidental Death and Dismemberment Insurance Plan except for those employees who qualify for continued coverage due to total disability under the terms of such plan.

     3.18. Compliance with Laws and Orders. Except as set forth in Section 3.18 of the Company Disclosure Schedules, all eligible accounts of depositors of the Acquired Bank are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Except as set forth in Section 3.18 of the Company Disclosure Schedules, the businesses of the Company and each Company Subsidiary have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity (including, without limitation, in the case of the Company and the Acquired

Bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, constitute a Company Material Adverse Effect. Section 3.18 of the Company Disclosure Schedules describes with particularity the only areas and matters with respect to which the condition and operations of the Acquired Bank are not in compliance therewith. Except as set forth in Section 3.18 of the Company Disclosure Schedules, no investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any governmental entity indicated an intention to conduct any such investigation or review.

     3.19. Agreements with Bank Regulators. Except as described in Section 3.19 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity which restricts in any manner the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has the Company or any Company Subsidiary been advised by any governmental entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, resolution, extraordinary supervisory letter, commitment letter or similar submission. Except as described in Section 3.19 of the Company Disclosure Schedules, the Company and each Company Subsidiary are in compliance in all material respects with each order, decree, agreement, memorandum of understanding, resolution, letter or submission referenced in Section 3.19 of the Company Disclosure Schedules. Except as described in Section 3.19 of the Company Disclosure Schedules, the Company is not required by Section 32 of the Federal Deposit Insurance Act or otherwise to give prior notice to any Federal banking agency or to the Department of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. Except as set forth in Section
3.19 of the Company Disclosure Schedules, neither the Company nor the Bank is subject to any order, limitation, covenant or directive with respect to any assets purchased from any regulatory agency.

     3.20. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger,

(c) directed that the Agreement be submitted for consideration by the Company's shareholders and (d) resolved to recommend that the Company's shareholders approve the Merger and this Agreement.

     3.21. Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.22. No Triggering Events. Except as set forth in Section 3.22 of the Company Disclosure Schedules, neither the execution and delivery by the Company or the Acquired Bank of this Agreement or the execution and delivery of the Stock Option Agreement by the Company, nor the consummation of the transactions or any other event contemplated hereby and thereby, will constitute an event under any Company Employee Plans that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due any director, officer, employee or former employee (or any beneficiary of a former employee) of the Company or any Company Subsidiary.

     3.23. Environmental Matters.

     3.23.1. For purposes of this Section 3.23, the following terms shall have the following meanings:

     "Branch Properties" means all real property presently or formerly owned or operated by the Company or any Company Subsidiary on which branches, operations centers or headquarters facilities are or were located.

     "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any governmental entity relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as hereinafter defined). The term Environmental Law includes, without limitation,
(x) the following statutes, each as amended:

        (i)     the federal Clean Air Act;

        (ii)    the federal Clean Water Act;

        (iii)   the federal Water Pollution Control Act of 1972;

        (iv) the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto) ("RCRA");

        (v) the federal Comprehensive Environmental Response Compensation Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986) ("CERCLA");

        (vi)    the federal Toxic Substances Control Act;

        (vii) the federal Occupational Safety and Health Act of 1970; (viii) the federal Emergency Planning and Community Right to Know Act of 1986;

        (ix)    the federal Safe Drinking Water Act;

        (x)     the federal Solid Waste Disposal Act;

        (xi)    the federal Insecticide, Fungicide and Rodenticide Act;

        (xii)   the New Jersey Industrial Site Recovery Act ("ISRA"); and

(y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in CERCLA, (ii) any "hazardous waste" as defined in RCRA, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

     "Real Property" means the Branch Properties, all real property classified by the Company or any Company Subsidiary as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company or any Company Subsidiary currently or formerly has exercised dominion, management or control.

     3.23.2. Except as set forth in Section 3.23 of the Company Disclosure Schedules or as would not, singly or in the aggregate, constitute a Company Material Adverse Effect,

     3.23.2.1. the Company and each Company Subsidiary and each predecessor of any of them is and has been at all times during its existence in compliance in all material respects with all applicable Environmental Laws;

     3.23.2.2. the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law;

     3.23.2.3. neither the Company nor any Company Subsidiary has received any written notices, demand letters or written requests for information from any governmental entity or any third-party indicating that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law;

     3.23.2.4. there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to the Company or any Company Subsidiary or the Real Property relating to any violation, or alleged violation, of any Environmental Law;

     3.23.2.5. no reports have been filed, or are required to be filed, by the Company or any Company Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property;

     3.23.2.6. to the knowledge of the Company, there are no underground storage tanks on, in or under any of the Branch Properties and no underground storage tanks have been closed or removed from any Branch Properties while any such Branch Properties were owned or operated by the Company or any Company Subsidiary; and

     3.23.2.7. to the knowledge of the Company, neither the Company nor any Company Subsidiary has incurred, and none of the Real Property is currently subject to, any liabilities (fixed or, to the knowledge of the Company, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

     3.23.3. There are no permits or licenses required under any Environmental Law with respect to the Branch Properties presently operated by the Company or any Company Subsidiary.

     3.23.4. Neither the Company nor any Company Subsidiary has received written notice that any part of the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

     3.24. Labor Relations. Except as set forth in Section 3.24 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the best knowledge of the Company threatened, any strike, walk-out or other work stoppage or labor organizational effort.

     3.25. Loans. As of the date hereof:

     3.25.1. Except as set forth in Section 3.25 of the Company Disclosure Schedules, all loans owned by the Company or any Company Subsidiary, or in which the Company or any Company Subsidiary has an interest ("Company Loans"), comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and record-keeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and all other applicable consumer protection statutes and all applicable regulations under such laws.

     3.25.2 Except as set forth in Section 3.25 of the Company Disclosure Schedules, all Company Loans were made or acquired by the Company or the Acquired Bank in accordance with board of director approved loan policies.

     3.25.3. Except as set forth in Section 3.25 of the Company Disclosure Schedules, all loans originated or purchased by the Company or any Company Subsidiary and subsequently sold by the Company or a Company Subsidiary have been sold without recourse to either the Company or to any Company Subsidiary and without any liability under any yield maintenance or similar obligation.

     3.26. Examinations. Section 3.26 of the Company Disclosure Schedules sets forth the dates on which each of the following occurred: the last examination of the Acquired Bank by the FDIC prior to the date of this Agreement, the last examination of the Acquired Bank by the Department prior to the date of this Agreement, the last examination of the Company by the FRB prior to the date of this Agreement, and the last examination of the Acquired Bank with respect to community reinvestment prior to the date of this Agreement. Except as set forth in Section 3.26 of the Company Disclosure Schedules, all deficiencies noted in such examinations have been resolved to the satisfaction of the applicable regulatory agency. Section 3.26 of the Company Disclosure Schedules contains a copy of the latest public Community Reinvestment Act filing of the Acquired Bank.

     3.27. Transactions with Certain Persons. Except as set forth in Section
3.27 of the Company Disclosure Schedules, no executive officer, director or principal shareholder of the Company or any Company Subsidiary, nor any affiliate of any of the foregoing persons (as such terms are used in Regulation O of the FRB), has engaged in any transaction with the Company or any Company Subsidiary at any time and there has been no "extension of credit", as defined in 12 C.F.R. Section 215.3, to any such person, which transaction was not concluded, or which extension of credit was not paid in full, prior to January 1,1988 and was not the subject of any inquiry, investigation, or written comment by any regulatory agency since such date.

     3.28. Disclosure. No representation or warranty contained in Article III of this Agreement or in the Company Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

     References herein to "Acquiror Disclosure Schedules" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement as provided herein, which have been delivered on the date hereof by the Acquiror to the Company. The Acquiror hereby represents and warrants to the Company as follows:

     4.1. Corporate Organization.

     4.1.1. Acquiror. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Acquiror has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, results of operations, assets or financial condition of the Acquiror and each Acquiror Subsidiary (as defined in Section 4.1.2), taken as a whole (an "Acquiror Material Adverse Effect"). The Acquiror is registered as a bank holding company under the BHCA.

     4.1.2. Subsidiaries. The Acquiring Bank is the only "Significant Subsidiary" (as such term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of the Acquiror. When used with reference to the Acquiror, the term "Acquiror Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity in which the Acquiror, directly or indirectly, owns at least a 50% stock or other equity interest or for which the Acquiror, directly or indirectly, acts as a general partner. The Acquiring Bank is a national banking association that is duly organized, validly existing and in good standing. Each Acquiror Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not constitute an Acquiror Material Adverse Effect. For purposes of this Agreement, the term "Acquiror Corporations" shall mean the Acquiror and the Acquiror Subsidiaries collectively.

     4.2. Capitalization. The authorized capital stock of the Acquiror consists of 150,000,000 shares of Acquiror Common Stock and 40,000,000 shares of preferred stock, no par value ("Acquiror Preferred Stock"). As of September 30, 1994, there were 52,491,042 shares of Acquiror Common Stock issued and outstanding and 500,000 shares of Acquiror Preferred Stock issued and outstanding. As of September 30, 1994, there were 10,951,927 shares of Acquiror Common Stock reserved for issuance upon the conversion of debentures and for employee and dividend reinvestment plans. All issued and outstanding shares of the capital stock of the Acquiror have been, and all shares of Acquiror Common Stock to be issued in the Merger will be when issued, duly authorized and validly issued, issued without violating the pre-emptive or other rights of third-parties, fully paid, and nonassessable.

     4.3. Authority; No Violation.

     4.3.1. Authority. The Acquiror and the Acquiring Bank have full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Acquiror in accordance with the Certificate of Incorporation of the Acquiror, the By-laws of the Acquiror and all applicable laws and regulations. Prior to the Closing, the Acquiror will cause the Board of Directors of the Acquiring Bank to duly and validly approve such execution, delivery and consummation in accordance with the Articles of Association and By-laws of the Acquiring Bank and all applicable laws and regulations. Except to the extent that shareholder approval may be required in the event that the Acquiror enters into other agreements to issue its capital stock prior to the Closing, no other corporate proceedings on the part of the Acquiror or the Acquiring Bank (other than such approval of the Acquiring Bank's Board of Directors) are necessary to consummate the transactions so contemplated. Subject to receipt of such approval of the Acquiring Bank's Board of Directors and the receipt of such shareholder approval (if necessary), this Agreement constitutes a valid and binding obligation of the Acquiror and the Acquiring Bank, enforceable against the Acquiror and the Acquiring Bank in accordance with its terms.

     4.3.2. No Violation. Neither the execution and delivery of this Agreement by the Acquiror and the Acquiring Bank, nor the consummation by the Acquiror and the Acquiring Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Acquiror and the Acquiring Bank with any of the terms or provisions hereof, will (i) violate any provision of the Acquiror's Certificate of Incorporation, the Acquiring Bank's Articles of Association or the By-laws of the Acquiror or the Acquiring Bank (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Acquiror Corporations, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Acquiror Corporations under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any governmental authority, in each case to which the Acquiror Corporations is a party, or by which the Acquiror or any of the Acquiror Corporations may be bound or to which any of the assets or properties of any of the Acquiror Corporations are subject, except, with respect to the items described in clauses (ii) and
(iii) above, such as individually or in the aggregate will not constitute an Acquiror Material Adverse Effect, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Applicable Bank Regulatory Agencies, applicable environmental agencies, the SEC, the state securities commissions of the states in which the Company's shareholders reside, NASDAQ, the Acquiring Bank's Board of Directors and the Acquiror's shareholders (to the extent contemplated by Section 4.3.1), no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Acquiror or the Acquiring Bank in connection with (x) the execution and delivery by the Acquiror and the Acquiring Bank of this Agreement and the Stock Option Agreement and (y) the consummation by the Acquiror and the Acquiring Bank of the Merger and the other transactions contemplated hereby and thereby.

     4.4. Reports. Section 4.4 of the Acquiror Disclosure Schedules lists, and the Acquiror has previously delivered to the Company a complete copy of, each final prospectus, annual, quarterly or current report and definitive proxy statement, in each case without exhibits, filed by the Acquiror since January 1, 1992 pursuant to the 1933 Act or the 1934 Act.

     4.5. Acquiror Information. The information relating to the Acquiror Corporations to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6. Agreements with Bank Regulators. None of the Acquiror Corporations is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is subject to, any extraordinary supervisory letter from, any governmental entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has the Acquiror or the Acquiring Bank been advised by any governmental entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, resolution, extraordinary supervisory letter, commitment letter or similar submission.

     4.7. Broker's and Other Fees. Neither the Acquiror nor the Acquiring Bank nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                             ARTICLE V--COVENANTS

     5.1. Acquisition Proposals.

     5.1.1. Neither the Company nor any Company Subsidiary shall, and each of the Company and the Acquired Bank shall instruct and otherwise use its best efforts to cause the officers, directors, employees, agents, advisors and other representatives and consultants of the Company and each Company Subsidiary not to, directly or indirectly, (i) encourage, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or the Acquired Bank (any such transaction is referred to herein as an "Acquisition Transaction") or
(ii) except as the Board of Directors of the Company deems necessary, on the advice of outside counsel, in the exercise of its fiduciary obligations under applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that so long as the Acquiror is given prior notice and an opportunity to object, nothing contained in this Section 5.1.1 shall restrict or prohibit any disclosure by the Company that is required on the advice of outside counsel in any document to be filed with the SEC after the date of this Agreement or any disclosure that, in the opinion of the Board of Directors of the Company on advice of outside counsel, is otherwise required under applicable law.

     5.1.2. The Company shall promptly notify the Acquiror orally and in writing of any proposal or offer regarding an Acquisition Transaction or any inquiries with respect thereto. Such written notification shall include the identity of the entity making such inquiry or Acquisition Transaction proposal or offer and such other information with respect thereto as is reasonably necessary to apprise the Acquiror of the material terms of such Acquisition Transaction proposal or offer and all other material information relating thereto. The Company shall give the Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding the Company to, any such person regarding a possible Acquisition Transaction. The Company shall promptly provide oral and written notice of all changes in the information provided to the Acquiror pursuant to this Section 5.1.2 and of the status of each inquiry, proposal, offer, discussion or negotiation relating to an Acquisition Transaction.

     5.1.3. Neither the Company nor the Acquired Bank shall enter into any Acquisition Transaction unless, prior thereto, all of the following conditions (the "Acquisition Transaction Conditions") have been met: (x) the Company's Board of Directors shall have approved the Acquisition Transaction after determining, upon advice of outside counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable law; (y) the Company, prior to accepting such approved Acquisition Transaction, shall have advised the Acquiror of the terms of such Acquisition Transaction and shall have offered to the Acquiror the opportunity to increase the consideration paid by the Acquiror hereunder to the extent necessary such that the Company shall have a reasonable basis for determining, upon the advice of outside counsel, that approval of the Acquisition Transaction is not necessary (in light of such increased consideration) in the exercise of the fiduciary duties of the Company's Board of Directors under applicable law and (z) the Acquiror shall fail to increase the consideration to be paid by the Acquiror to such an extent within seven days after its receipt of such offer by the Company in writing.

     5.2. Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement, as required by law, or as otherwise approved in writing in advance by the Acquiror:

     5.2.1. Conduct of Business. The Company and the Acquired Bank shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business. The Company and the Acquired Bank shall use reasonable efforts to preserve intact the business organizations of the Company and each Company Subsidiary, to keep available the services of their respective present key officers and key employees whom the Company and the Acquired Bank have reasonably determined to be necessary or appropriate to preserve the goodwill of those having business relationships with the Company or the Acquired Bank and, except as set forth in a letter of the Company delivered by the Company to the Acquiror with the delivery of this Agreement, all other employees.

     5.2.2. Governing Instruments. Neither the Company nor the Acquired Bank shall, nor shall they permit any Company Subsidiary to, make any change or amendment to their respective articles of incorporation, certificate of incorporation, by-laws or other governing instruments.

     5.2.3. Capital Stock. The Company and the Acquired Bank shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to the exercise of the Executive Options described in Section 2.12 hereof which are outstanding on the date hereof); or issue any subscriptions, options, warrants, rights or convertible securities; or enter into any agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment; or purchase any of their own securities; or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock; or adjust, split, combine or reclassify their capital stock or other securities; or make any other changes in their capital structures.

     5.2.4. Dividends. The Company shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of the Company and shall not permit any Company Subsidiary to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock other than pursuant to transactions in which funds are paid solely to the Company (or its pro-rata portion thereof, based on the percentage ownership thereof, is paid solely to the Company if the Subsidiary is not wholly-owned).

     5.2.5. Employees. The Company shall not, and shall not permit any Company Subsidiary to, enter into, adopt or amend any bonus, profit-sharing, compensation, severance, termination, consulting, fringe benefit, stock purchase, stock ownership, stock option, pension, retirement, deferred compensation, health insurance, medical insurance, life insurance, accident insurance, retiree, employment or other employee or retiree benefit agreement, trust, plan or fund, whether formal or informal, written or oral, or other arrangement for the benefit or welfare of any director, officer, employee or retiree except as required by Section 5.19. Except for increases pursuant to commitments of the Company existing as of the date hereof as disclosed in
Section 5.2 of the Company Disclosure Schedules, the Company shall not, and shall not permit any Company Subsidiary to, increase the compensation or fringe benefits of any director, officer, employee or retiree or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other arrangements or enter into any contract, agreement, commitment or arrangement to do the foregoing.

     5.2.6. Conforming Accounting and Reserve Policies; Restructuring Expenses.

     5.2.6.1. Notwithstanding that the Company believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, the Company recognizes that the Acquiror has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, the Company and the Acquiror shall consult and cooperate with each other with respect to conforming, as specified in a written notice from the Acquiror to the Company, based upon such consultation, the Company's loan, accrual and reserve policies to those policies of the Acquiror to the extent appropriate.

     5.2.6.2. In addition, from and after the date of this Agreement to the Effective Time, the Company and the Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from the Acquiror to the Company, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-offs or write-downs of various assets and other appropriate accounting adjustments, taking into account the Surviving Bank's business plans following the Merger.

     5.2.6.3. The Company and the Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from the Acquiror to the Company, based upon such consultation, the amount and the timing of recognition (for recognizing for financial accounting purposes) of the expenses of the Merger and any restructuring charges related to or to be incurred in connection with the Merger.

     5.2.6.4. At the request of the Acquiror, the Company shall, prior to the Closing, use its reasonable efforts to establish and take such accruals and reserves as the Acquiror shall request in order to conform the Company's loan, accrual and reserve policies to the Acquiror's policies, to establish and take such accruals, reserves and charges to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-offs or write-downs of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (i) the Company shall not be obligated to take any such action pursuant to this Section 5.2.6.4 unless and until the Acquiror specifies its request in a writing delivered by the Acquiror to the Company, and acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the Company's performance under this Section 5.2.6.4) have been waived or satisfied, and (ii) the Company shall not be required to take any such action to the extent that such action (A) is inconsistent with GAAP, (B) materially impairs it regulatory capital, (C) is inconsistent with any formal or informal undertaking by the Company to any Applicable Bank Regulatory Agency which has been disclosed in writing to the Acquiror prior to the date hereof or (D) is inconsistent with any requirement hereinafter imposed on the Company by any Applicable Bank Regulatory Agency.

     5.2.7. Shareholder Meetings. The Company shall not convene any meeting of the Company's shareholders (other than the meeting convened to vote upon the Merger) or determine to submit any matter for shareholder action (other than the Merger) unless the Acquiror has been given at least 45 days prior written notice of such meeting or determination.

     5.2.8. Representations and Covenants. The Company shall not, and shall not permit any Company Subsidiary to, take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties set forth in Article III becoming untrue,
(B) a breach of any of the Company's covenants set forth herein or (C) any of the conditions to closing set forth in Sections 6.1, 6.2 or 6.3 not being satisfied. The Acquired Bank may create subsidiaries after the date hereof, provided that each such subsidiary is created solely to hold one or more properties which were, are, or would be property acquired by the Acquired Bank as a result of the acquisition of property which had been or is pledged, assigned or mortgaged to the Acquired Bank in a loan transaction and which Subsidiary is wholly owned by the Acquired Bank and the officers and directors of which are employees of the Acquired Bank and are removable from their respective offices and directorships without cause by the Acquired Bank.

     5.2.9. Other Actions. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would (A) materially delay or adversely affect the ability of the Company or the Acquired Bank to obtain any approvals of governmental entities required to permit consummation of the Merger or the Bank Merger or (B) materially adversely affect the Company's or the Acquired Bank's ability to perform their respective obligations under this Agreement.

     5.2.10. Dominion and Control. Schedule 5.2.10 of the Company Disclosure Schedules contains a copy of the Company's and each Company Subsidiary's written policies and procedures and a description of any unwritten policies and procedures with respect to taking any action that results or would be likely to result in it being deemed to exercise dominion, management or control over collateral securing any extension of credit. The actual practices of the Company and each Company Subsidiary have been consistent with such policies and procedures. The Company shall not, nor shall it permit any Company Subsidiary to, change any such policies, procedures or practices. The Company shall not, and shall not permit any Company Subsidiary to, exercise any dominion, management or control over collateral securing any outstanding extension of credit with a contractual amount due of $100,000 or more or in connection with which there is reasonably anticipated to be any environmental exposure, without prior consultation with the Acquiror.

     5.3. Acquiror Representations and Covenants; Other Actions. Acquiror shall not, and shall not permit any of the Acquiror Subsidiaries to, take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of Acquiror set forth in Article IV becoming untrue, (B) a breach of any covenants of the Acquiror or the Acquiring Bank set forth herein or (C) any of the conditions to closing set forth in Sections 6.1, 6.2 or 6.3 not being satisfied. The Acquiror shall not, and shall not permit any of the Acquiror Subsidiaries to, take any action that would (A) materially adversely affect the ability of the Acquiror or the Acquiring Bank to obtain any approvals of governmental entities required to permit consummation of the Merger or (B) materially adversely affect the Acquiror's or the Acquiring Bank's ability to perform their respective obligations under this Agreement.

     5.4. Employee Matters. Effective upon consummation of the Bank Merger, the Acquiror shall assume sponsorship of the (i) "Acquired Bank Employee Retirement Plan," (ii) "Acquired Bank 401(k) Thrift Plan," (iii) "Acquired Bank Life and Accidental Death and Dismemberment Insurance Plan," and (iv) "Acquired Bank Medical Benefits Plan."

     5.5. Access and Information.

     5.5.1. Upon reasonable notice, each of the Company and the Acquired Bank shall (and shall cause each Company Subsidiary to) afford to the Acquiror and its representatives (including, without limitation, directors, officers and employees of the Acquiror and its affiliates and counsel, accountants and other professionals retained by the Acquiror) such access as the Acquiror shall specify during normal business hours throughout the period from the date hereof through the Effective Time to the books, records (including, without limitation, tax returns and work papers of the Company's independent auditors), properties, personnel and such other information as the Acquiror shall reasonably request. The Acquiror shall provide to the Company, upon its reasonable request, copies of any publicly disclosed document published by the Acquiror within the past five years. The Acquiror shall cause one or more of its senior officers to be available from time to time prior to the Effective Time to respond to reasonable inquiries made by the Company and its representatives (including, without limitation, directors, officers and employees of the Company and its affiliates and counsel, accountants and other professionals retained by the Company). Notwithstanding the foregoing, neither the Company nor the Acquiror nor their respective Subsidiaries shall be required to provide access to any such information if the providing of such access (i) would violate a binding contractual obligation,
(ii) would, as advised by outside counsel, be reasonably likely to result in the loss or impairment of any privilege with respect to such information or (iii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity. Any access granted to the Company or the Acquiror pursuant to this Section 5.5 shall not in any way limit any representation or warranty set forth in this Agreement.

     5.5.2. The Company and the Acquired Bank shall, and shall cause each other Company Subsidiary and the officers, directors, employees, affiliates, agents and representatives of the Company, the Acquired Bank and/or any other Company Subsidiary (with the Company and the Acquired Bank, collectively, the "Company Parties") to, keep confidential all confidential information of the Acquiror or the Acquiring Bank obtained by any of them in connection with the transactions contemplated hereby. The foregoing restriction shall not apply to any confidential information which (i) is or becomes generally available to the public other than as a result of a disclosure by any of the Company Parties, or
(ii) is or becomes available to any of the Company Parties from a source not known to such party to be bound by a confidentiality obligation with respect thereto. If any Company Party shall become legally compelled to disclose any such confidential information, such party to the extent feasible shall inform the Acquiror of the compelled disclosure and shall exercise reasonable efforts to obtain assurance that confidential information shall remain confidential. The Acquiror and the Acquiring Bank shall, and shall cause its officers, directors, employees, affiliates, agents and representatives (with the Acquiror and the Acquiring Bank, collectively, the "Acquiror Parties") to, keep confidential all confidential information of the Company or any Company Subsidiary obtained by any of them in connection with the transactions contemplated hereby. The foregoing restriction shall not apply to any confidential information which (i) is or becomes generally available to the public other than as a result of a disclosure by any of the Acquiror Parties, or (ii) is or becomes available to any of the Acquiror Parties from a source not known to such party to be bound by a confidentiality obligation with respect thereto. If any Acquiror Party shall become legally compelled to disclose any such confidential information, such party to the extent feasible shall inform the Company of the compelled disclosure and shall exercise reasonable efforts to obtain assurance that confidential information shall remain confidential. The parties hereto acknowledge that remedies at law may be inadequate to protect against breach of this Section 5.5.2 and, without prejudice to the rights and remedies otherwise available, the parties agree each of them shall be entitled to injunctive relief in their favor in the event of such breach.

     5.6. Certain Filings, Consents and Arrangements. Subject to Section 5.10, the Acquiror, the Acquiring Bank and the Company shall (a) promptly file all applications, proxy statements, registration statements and reports required to be filed with all applicable governmental entities between the date of this Agreement and the Effective Time with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining which filings are required to be made and which consents, approvals, permits or authorizations are required to be obtained under any applicable federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) subject to the qualifications set forth in Section 5.5, deliver to the other parties to this Agreement copies of all such reports and filings promptly after they are filed.

     5.7. Indemnification.

     5.7.1. The Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer (whether elected or appointed) of the Company or the Acquired Bank (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisors and experts, as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee, in connection with, arising out of or relating to any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) pending at any time within a period of six years after the Effective Time, including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any Company Subsidiary, or by any present or former shareholder of the Company in such person's capacity as a shareholder (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Company's or the Company Subsidiary's Board of Directors or any committee of the Company's or the Company Subsidiary's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and in connection with, arising out of or relating to the enforcement of the obligations of the Acquiror set forth in this Section 5.7, in each such case above to the full extent permitted under applicable law, but in no event beyond the extent to which such indemnification would have been available from the Company had the Claim been advanced on the date hereof.

     5.7.2. This Section 5.7 shall be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries, between the Acquiror and the Indemnitees, as unaffiliated third parties.

     5.7.3. Any Indemnitee wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit or proceeding, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnitee if such failure does not prejudice the Acquiror. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which the Acquiror agrees that indemnification under this Section 5.7 is applicable, (a) the Acquiror shall have the right to assume the defense thereof and neither the Acquiror nor the Surviving Bank shall be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between the Acquiror or the Surviving Bank and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and the Acquiror or the Surviving Bank shall pay the reasonable fees and expenses of counsel for the Indemnitees as statements therefor are received; provided, however, that the Acquiror and the Surviving Bank shall be obligated pursuant to this Section 5.7.3 (a) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest and (b) the Indemnitees will cooperate in the defense of any such matter. Neither the Acquiror nor the Surviving Bank shall be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further, however, that neither the Acquiror nor the Surviving Bank shall have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law.

     5.7.4. If the Acquiror, in its sole discretion, considers obtaining insurance to cover any or all of its indemnification obligations under this
Section 5.7, then each Indemnitee shall provide the Acquiror with such complete and correct information as the Acquiror requests to enable it to obtain such insurance or to determine the cost of such insurance.

     5.8. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under all applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations and filings (including, without limitation, making all filings under all applicable banking and securities laws) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     5.9. Publicity. The initial press release announcing this Agreement shall be a joint press release, and thereafter the Company and the Acquiror shall consult and reasonably cooperate with each other before (i) issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, or (ii) making any publicly available filings with any governmental entity with respect thereto.

     5.10. Company Proxy Statement; Registration Statement. The Acquiror and the Company shall cooperate in preparing a proxy statement (the "Proxy Statement") which shall be utilized to solicit proxies in connection with the meeting (the "Company Meeting") at which the Company's shareholders will vote upon the Merger. Such proxy statement shall also constitute a prospectus for the sale of the Acquiror's capital stock pursuant to the Merger. Promptly after both the Acquiror and the Company confirm that the Proxy Statement is satisfactory for filing in preliminary form, the Acquiror shall file with the SEC a registration statement on Form S-4 (the "Registration Statement") utilizing such Proxy Statement as the prospectus. The Company and the Acquiror shall each have a reasonable opportunity to respond to any comments received from the SEC with respect to the Registration Statement and the Proxy Statement. The Acquiror and the Company shall use reasonable efforts to finalize the Proxy Statement and Registration Statement and cause the SEC to declare the Registration Statement effective. The Company will promptly advise the Acquiror in writing if at any time prior to the Company Meeting it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained therein not misleading or to comply with applicable law. The Acquiror shall also take any reasonable action required to be taken under state blue sky or securities laws in connection with the issuance of the Acquiror Common Stock pursuant to the Merger, and the Company shall furnish the Acquiror with all information concerning the Company and the holders of its capital stock and shall take such action as the Acquiror may reasonably request in connection with such blue sky or securities filings.

     5.11. Compliance with the 1933 Act.

     5.11.1. Prior to the execution and delivery of this Agreement, the Company has, or within 8 days thereafter, will have, obtained and delivered to the Acquiror a written agreement (in the form attached hereto as Exhibit 5.11.1), from each officer and director of the Company and the Acquired Bank, providing that such person shall not offer, sell, pledge, transfer or otherwise dispose of any shares of Common Stock held by such person and any shares of Acquiror Common Stock to be received by such person pursuant to the Merger, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations (including Rule 145) thereunder.

     5.11.2. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, the Company shall identify to the Acquiror all persons other than officers and directors of the Company or the Acquired Bank who may reasonably be deemed to be, on the date hereof, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, and shall obtain and provide to the Acquiror a written agreement (in form and substance satisfactory to the Acquiror), from each such person providing that such person shall not offer, sell, pledge, transfer or otherwise dispose of any shares of Common Stock held by such person and any shares of Acquiror Common Stock to be received by such person pursuant to the Merger, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations (including Rule 145) thereunder. If the Company subsequently determines that additional persons may be deemed "affiliates" as of the date of the Company Meeting, the Company promptly shall identify such persons to the Acquiror and obtain and provide to the Acquiror a written agreement of the type described in Section 5.11.1 above.

     5.12. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene the Company Meeting as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Company shall recommend that the holders of shares of Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary, upon advice of outside counsel, in the exercise of its fiduciary obligations under applicable law.

     5.13. Reorganization Treatment. Neither the Acquiror nor the Company shall intentionally take, fail to take or cause to be taken or not taken any action within its control, which would disqualify the Merger from being treated as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.14. ISRA Approval. The Company, at its sole cost and expense, shall obtain prior to the Effective Time (i) a determination from the DEPE that the transactions contemplated by this Agreement are not subject to the requirements of ISRA, or (ii) an order issued by the DEPE pursuant to ISRA authorizing the consummation of the transaction contemplated by this Agreement prior to the issuance of any "Negative Declaration" or approval of any "Clean-Up Plan," as such terms are defined under ISRA or (iii) a "Negative Declaration" or approval of a "Clean-up Plan" with respect to each property in New Jersey which the Company or any Company Subsidiary owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will post or have posted with the DEPE a surety bond or other financial security approved by the DEPE in an amount requested by the DEPE as required in furtherance of the Company's obligations under this Section 5.14.

     5.15. Other Transactions. The parties hereto acknowledge that the Acquiror may pursue one or more business combinations and may issue securities during the period between the date hereof and the Effective Time. No provision herein shall be construed to limit the Acquiror's right to pursue such combinations or issue such securities.

     5.16. Updating. In the event that a party hereto discovers, prior to the Effective Time, that a representation or warranty made by such party herein either was inaccurate in any material respect when made or has become inaccurate in any material respect as a result of acts or omissions occurring subsequent to the date hereof, such party shall immediately notify the other parties hereto in writing of such inaccuracy and the facts relating thereto. Such notification shall not, however, have any effect on the rights of the parties under Article VII and shall not be taken into consideration in determining whether the conditions set forth in Sections 6.2.2 and 6.3.2 have been satisfied.

     5.17. Right to Increase Exchange Ratio. If the Company elects to exercise its termination right pursuant to Section 7.2.3.5, it shall give prompt written notice to the Acquiror and provide the Acquiror the right, in Acquiror's discretion, to increase the Exchange Ratio as set forth in Section 7.2.3.5 and, if the Exchange Ratio is so increased, no termination shall have occurred pursuant to Section 7.2.3.5. and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     5.18. Representations by Company Affiliates. The Company shall cause the Company Affiliates to furnish the representations to be furnished by them in accordance with Section 6.3.5.

     5.19. Benefit Plan Requirements. The Company and the Acquired Bank shall take, and shall cause each other Company Subsidiary to take, all action which shall be necessary or appropriate, including the making of filings and amendments, to comply with the representations and warranties of the Company as set forth in Section 3.17 without regard to any exception therefrom, by the elimination of all the exceptions, if any, as are set forth in Section 3.17 of the Company Disclosure Schedules.

                            ARTICLE VI--CONDITIONS

     6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     6.1.1. The Merger shall have been approved and adopted by the requisite vote of the holders of the Common Stock and, if determined by the Acquiror to be necessary, by the requisite vote of the Acquiror's shareholders.

     6.1.2. All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any governmental entity (collectively, "Governmental Consents") which are necessary for the consummation of the Merger shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that the entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of the Acquiror or the Company be disposed of or held separate thereafter, shall not be deemed to satisfy the conditions specified in this
Section 6.1.2 unless waived in writing by the Acquiror.

     6.1.3. The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

     6.1.4. No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

     6.1.5. The Company and the Acquiror shall have obtained an opinion of Pitney, Hardin, Kipp & Szuch, dated the Closing Date, and reasonably satisfactory in form and substance to the Company and the Acquiror, to the effect that (i) the Merger qualifies as a "reorganization" qualifying within the meaning of Section 368(a)(1)(A) of the Code; (ii) no gain or loss shall be recognized by Company shareholders whose Common Stock is exchanged solely into Acquiror Common Stock in connection with the Merger; (iii) in the case of Company shareholders who receive cash in whole or in part in exchange for their Common Stock gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) in the case of Company shareholders who recognize gain on the exchange of their Common Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Common Stock), except in the case of any such shareholder as to which the exchange has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code, determined with the application of the stock attribution rules of Section 318 of the Code, it being understood that such determination depends on such shareholder's particular factual circumstances; (v) the basis of any Acquiror Common Stock received in exchange for Common Stock shall equal the adjusted basis of the recipient's Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); (vi) the holding period for any Acquiror Common Stock received in exchange for Common Stock in connection with the Merger will include the period during which the Common Stock exchanged in the Merger was held, provided such stock was held as a capital asset on the date of the Merger; and (vii) no gain or loss shall be recognized by the Acquiring Bank or the Acquiror in connection with the Merger or the issuance of securities and payment of cash in pursuance thereof. In rendering their opinion, Pitney, Hardin, Kipp & Szuch may require and rely upon representations contained in the agreements of the Company Affiliates and in certificates of officers of the Company, the Acquiring Bank, the Acquiror and others.

     6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

     6.2.1. The Acquiror and the Acquiring Bank shall have performed in all material respects their covenants contained in this Agreement required to be performed at or prior to the Effective Time.

     6.2.2. The representations and warranties of the Acquiror contained in this Agreement shall be true in all material respects when made, and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects at such time or times.

     6.2.3. The Acquiror shall have delivered to the Company a Certificate, dated the date of the Closing, signed by the President or a Vice President of the Acquiror and the Chief Financial Officer of Acquiror, that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

     6.3. Conditions to Obligation of Acquiror to Effect the Merger. The obligations of the Acquiror to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

     6.3.1. The Company and the Acquired Bank shall have performed in all material respects its covenants contained in this Agreement and the Stock Option Agreement required to be performed at or prior to the Effective Time.

     6.3.2. The representations and warranties of the Company and the Acquired Bank contained in this Agreement and the Stock Option Agreement shall not be untrue in any material adverse respect when made, and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement, as the case may be, and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects at such time or time, provided, however, that the representations and warranties of the Company and the Acquired Bank contained in this Agreement and the Stock Option Agreement which shall fail to be true in any material respect when made, shall, nevertheless, be deemed to be true when made if cured within 10 days after notice thereof to the Company by the Acquiror and, further provided, the representation and warranties set forth in Section 3.6.1 shall not fail to be deemed true in all material respects as of the Effective Time if, at the Effective Time, (i) the Adjusted Capital as determined in accordance with
Section 6.3.7 is determined to be not less than $12,000,000 and (ii) there shall have been no other representation and warranty (including those set forth in Section 3.6.1) of the Company or the Acquired Bank which shall be untrue in any material adverse respect when made and as of the Effective Time.

     6.3.3. The Company shall have delivered to the Acquiror a Certificate, dated the date of the Closing, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying the calculation of the Company's shareholders equity as of the Closing Date and certifying that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

     6.3.4. The Acquiror and its directors and officers who sign the Registration Statement shall have received from Rudolph, Palitz, the Company's independent certified public accountants, an "agreed upon procedures" letter, dated the date of the mailing of the Registration Statement to the Company's shareholders, with respect to certain financial information regarding the Company in the form customarily issued by independent certified public accountants at such time in transactions of this type.

     6.3.5. The Acquiror shall have received such factual representations from the Company Affiliates relating to the Common Stock held or previously held by them, in form and substance reasonably satisfactory to the Acquiror, that will support the conclusions set forth in Section 6.1.5.

     6.3.6. The Acquiror and the Acquiring Bank shall have received from counsel to the Company and the Acquired Bank an opinion letter dated the Closing Date and in form acceptable to the Acquiror, to the following effect:

     6.3.6.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business in the manner conducted on the Closing;

     6.3.6.2. The Acquired Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business in the manner described in the Proxy Statement and each Company Subsidiary (other than the Acquired Bank) is duly organized and in good standing under the laws of their respective organizations and have all requisite power and authority to own or lease all of its properties and assets and to carry on the business carried on by it on the Closing;

     6.3.6.3. The Company has all requisite corporate power and authority under the Pennsylvania Business Corporation Law to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate actions of the Company;

     6.3.6.4. The Acquired Bank has all requisite corporate power and authority under the Pennsylvania Code to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of this Agreement by the Acquired Bank and the consummation by the Acquired Bank of the transactions contemplated hereby, have been duly authorized by all requisite corporate actions of the Acquired Bank;

     6.3.6.5. All of the outstanding shares of Company Common Stock and all of the outstanding shares or equity interests of all the Company Subsidiaries' have been duly authorized and are validly issued, fully paid and non-assessable;

     6.3.6.6. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and the Acquired Bank and, assuming due authorization, execution and delivery by the Acquiror and the Acquiring Bank, constitutes the legal, valid and binding obligation of each of the Company and the Acquired Bank, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws relating to or affecting the right of creditors generally and the effect of general principles of equity;

     6.3.6.7. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the Acquired Bank, and the consummation by the Company and the Acquired Bank of the transactions contemplated hereby and thereby, will not conflict with, or result in a breach of, any of the terms, conditions or provisions of either the Company's or the Acquired Bank's articles of incorporation or by-laws, or any law, rule, order (of a bank regulatory agency) or regulation to which the Company or any Company Subsidiary is subject or, to the best of such firm's knowledge, in any material respect conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both) any order (other than of a bank regulatory agency) or any material contract, obligation or commitment relating to the Company or any Company Subsidiary known to such firm;

     6.3.6.8. Such firm is not aware of any facts which would indicate that any consents or approvals by governmental authorities or other parties which are required in connection with the consummation by the Company and the Acquired Bank of the transactions contemplated by this Agreement have not been obtained; and

     6.3.6.9. Such firm is not aware of any facts which would indicate that either the Company or any Company Subsidiary is involved as plaintiff or defendant in any legal proceedings other than those described in such letter.

     6.3.6.10. All the outstanding stock of the Acquired Bank is owned by the Company and all the outstanding stock and other equity interests owned by the Company or the Acquired Bank of each Company Subsidiary (other than the Acquired
Bank) is owned by the Company or the Acquired Bank, in each case, free and clear of all liens, encumbrances, charges, restrictions and rights of third parties.

     6.3.7. The Acquiror shall have reasonably determined that the Adjusted Capital of the Company is not less than $17,600,000. "Adjusted Capital" shall mean the sum of shareholders equity and loan loss reserves calculated by the method utilized in computing shareholders equity and loan loss reserves for the Company Financial Statements at September 30, 1994 (provided that such shareholders equity as so calculated shall not be less than $7,300,000), increased by amounts up to $300,000 paid to or accrued after the date hereof for services rendered to the Company by Sandler O'Neill & Partners, L.P., in connection with this Agreement, up to $150,000 paid to or accrued after the date hereof for legal services incurred by the Company in connection with the negotiation and consummation of this Agreement, up to $185,000 for the accrual of expenses incurred in connection with the cancellation of the Executive Options to be cancelled pursuant to this Agreement, and up to $150,000 additional adjustment to the investment portfolio of the Acquired Bank incurred by reason of the application of certain accounting rules (FASB 115) relating to certain securities held for sale in addition to such amount as shown in the Company Financial Statements at September 30, 1994, and by disregarding the effect of adjustments, if any, made pursuant to Section 5.2.6 of this Agreement. In the event Adjusted Capital as so determined shall be less than $17,600,000, the amount of cash and the number of shares of Acquiror Common Stock into which Common Stock shall be converted into the right to receive, shall be adjusted as follows:

          (i) after determining the amount of cash and the number of shares to which the holders of Common Stock shall be entitled to receive pursuant to the provisions of this Agreement without regard to this Section,

          (ii) the amount of cash to be received by the holders of Common Stock entitled to receive solely cash shall be reduced below the amount of such cash by the amount of $0.01 per share for each full $100,000 by which such Adjusted Capital shall be less than $17,600,000, provided, however, in the event Adjusted Capital shall be less than $15,500,000, the amount of such cash shall be reduced by $0.22 plus $0.02 for each full $100,000 by which such Adjusted Capital shall be less than $15,500,000, provided further, in the event Adjusted Capital shall be less than $12,000,000, the Acquiror may elect, in its sole discretion, to either determine that the condition required by this Section 6.3.7. shall not have been met or to decrease such cash amount by $0.92 plus $0.02 for each full $100,000 by which Adjusted Capital shall be less than $12,000,000, and

          (iii) after so determining the amount of cash to be so paid to the holders of Common Stock entitled to receive solely cash, the shares of Acquiror Common Stock to be received by the holders of Common Stock entitled to receive solely Acquiror Common Stock shall be reduced by reducing the Exchange Ratio by multiplying the Exchange Ratio by a fraction (the "Reduction Fraction"), the numerator of which shall be the cash amount as so determined in accordance with this Section 6.3.7. and the denominator of which shall be the amount of cash to which the holders of Common Stock entitled to receive solely cash shall be entitled without regard to this Section 6.3.7 and

          (iv) after so determining the amount of cash to be so paid to the holders of Common Stock entitled to receive solely cash, and the amount of Acquiror Common Stock to be received by the holders of Common Stock entitled to receive solely Acquiror Common Stock, the amount of cash and the amount of Acquiror Common Stock to be received by the holders of Common Stock entitled to receive both cash and Acquiror Common Stock shall be reduced by multiplying the amount of such cash determined without regard to Section 6.3.7. by the Reduction Fraction and the Exchange Ratio determined without regard to Section 6.3.7. by the Reduction Fraction.

     6.3.8. The Acquiror shall have determined, in its sole discretion, that (a) the sums paid or accrued by the Company and each Company Subsidiary through the Effective Time, and (b) the potential obligations of the Surviving Corporation and the Surviving Bank, in each case ((a) and (b)) with respect to any bulk sale transaction entered into or consummated by the Company or any Company Subsidiary, shall not, in the aggregate, be material to the financial condition or business of the Company or to the earnings that the business of the Company would be expected to contribute to the Acquiror following the Effective Time.

     6.3.9. No loan or other advancement of credit or commitment to make a loan or to advance credit by the Acquired Bank to any principal shareholder of the Company or any director or executive officer of the Acquired Bank or the Company, or to any of their affiliates, within the meaning of Regulation O of the FRB, since September 30, 1994, has been modified to extend or postpone any maturity date or the prepayment of any portion thereof (except in compliance with the underwriting standards of the Acquired Bank, not in violation of any law or regulation, and with notice to the Acquiring Bank) increase any principal, delay any enforcement, release any collateral, or otherwise adversely change its collectibility or the security thereof and no guarantee with respect to any such loan, credit, or commitment, whether currently effective or to become effective at any time or upon any condition, has been released or modified in any way to adversely change the guarantee or the availability of any collateral therefor.

     6.3.10. All qualified pension and profit sharing plans of the Company shall have been restated or amended in a manner satisfactory to the Acquiror on or prior to December 31, 1994, unless subject to the extended remedial amendment period pursuant to I.R.S. Announcement 94-136, and all requests for IRS determination letters relative to such restatements or amendments shall have been fully and timely filed.

     6.3.11. All authorizations, consents or approvals of, and all expirations of waiting periods imposed by, any non-governmental third party, which are necessary for the consummation of the Merger and the transaction by the Surviving Corporation and the Surviving Bank of all business previously conducted by the

Company and each Company Subsidiary, respectively, shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time.

     6.3.12. The Executive Options to be cancelled in accordance with Sections
2.12.1. and 2.12.2 shall have been so cancelled in accordance therewith and the Company shall have delivered to the Acquiror the Consent of the Executive required by Section 2.12.3.

                            ARTICLE VII--TERMINATION

     This Agreement may be terminated (which termination shall also constitute a termination of the Bank Merger Agreement) at any time prior to the Effective Time, whether before or after approval by the Company's shareholders, as follows:

     7.1. Mutual Consent. The Acquiror and the Company may terminate this Agreement at any time by mutual written agreement.

     7.2.1 Other Termination. Either the Acquiror or the Company may terminate this Agreement by giving written notice (a "Termination Notice") to the other at any time up to and including the date of Closing, if any one or more of the following shall have occurred and be continuing:

     7.2.1.1. at any time after December 31, 1995, if the Closing shall not have occurred for any reason other than a Default (as defined in Section 7.4) by the party giving such notice;

     7.2.1.2. this Agreement is not approved by the requisite vote of the shareholders of the Company at the Company Meeting (including any adjournments thereof);

     7.2.1.3. any application for regulatory approval is denied or withdrawn and is not modified or supplemented and resubmitted in a manner that the party giving the notice reasonably believes is responsive to the comments of the applicable government authority within 120 days after it is so denied or withdrawn; or

     7.2.1.4. a court or other government authority of competent jurisdiction shall have issued an order, writ, injunction or decree or shall have taken any other action permanently restraining or otherwise prohibiting the Merger or the Bank Merger and such order, writ, injunction, decree or other action shall have become final and nonappealable.

     7.2.2. Termination By the Acquiror. In addition to its termination rights pursuant to Section 7.2.1 hereof, the Acquiror may terminate this Agreement under any one or more of the following circumstances:

     7.2.2.1. at any time if there shall have occurred a Default (as defined in Section 7.4) by the Company or the Acquired Bank or if Section 5.1 has been violated or would have been violated but for a fiduciary duty exception set forth in Section 5.1;

     7.2.2.2. on the Closing Date, if any condition set forth in Sections 6.1 or
6.3 shall not have been satisfied;

     7.2.2.3. at any time, if the Board of Directors of the Company withdraws its recommendation that the shareholders of the Company approve the Merger;

     7.2.2.4. at any time if an event constituting a Company Material Adverse Effect (other than events constituting a Company Material Adverse Effect relating solely to net operating losses) shall have occurred since September 30, 1994 (excluding any adjustments made by the Company solely to comply with Section 5.2.6.); or

     7.2.2.5. at any time, if the Acquiror determines that the approval of its shareholders is required in connection with this Agreement, alone or in combination with other matters, and at the meeting of the Acquiror's shareholders called to solicit such approval (including any adjournments thereof), the requisite approving vote of the Acquiror's shareholders is not obtained.

     7.2.3. Termination By the Company. In addition to its termination rights pursuant to Section 7.2.1 hereof, the Company may also terminate this Agreement under any one or more of the following circumstances:

     7.2.3.1. at any time if there shall have occurred a Default (as defined in Section 7.4) by the Acquiror or the Acquiring Bank;

     7.2.3.2. on the Closing Date, if any condition set forth in Sections 6.1 or
Section 6.2 shall not have been satisfied;

     7.2.3.3. at any time if an event constituting an Acquiror Material Adverse Effect shall have occurred since September 30, 1994;

     7.2.3.4. at any time if the Company or the Acquired Bank shall enter into any Acquisition Transaction after meeting all of the Acquisition Transaction Conditions specified in Section 5.1.3; or

     7.2.3.5. if (either before or after approval of the Merger by the shareholders of the Company) the Company's Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten day period commencing with the Determination Date (as hereinafter defined), if both of the following conditions are satisfied:

     (1) the Acquiror Final Price (as hereinafter defined) shall be less than $26.87 (the "Acquiror Starting Price") multiplied by 0.85; and

     (2) (i) the number obtained by {subtracting from 1.0 a fraction, the numerator of which is the Acquiror Final Price and the denominator of which is the Acquiror Starting Price} shall be greater than
(ii) the number obtained by (a) {subtracting from 1.0 a fraction (the "Index Ratio"), in which the numerator is the Index Final Price (as hereinafter defined) and the denominator is 100 (the "Index Starting Price")}, and (b) multiplying the result by 1.15; subject, however, to the following:

          If the Company elects to exercise its termination right pursuant to this Section 7.2.3.5, it shall give prompt written notice to the Acquiror (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, the Acquiror shall have the option of increasing the Exchange Ratio to equal the lesser of:

               i) a number equal to a quotient, the numerator of which is 0.85 multiplied by the Acquiror Starting Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Acquiror Final Price, and

               (ii) a number equal to a quotient, the numerator of which is the Exchange Ratio (as then in effect) multiplied by the Acquiror Starting Price and by the number which results from {0.15 multiplied by (the Index Ratio subtracted from 1.0) subtracted from the Index Ratio} and the denominator of which is the Acquiror Final Price.

          If the Acquiror makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and its calculation of the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.2.3.5. and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.2.3.5.

     For purposes of this subsection 7.2.3.5, the following terms shall have the following meanings:

     7.2.3.5.1. "Acquiror Final Price" means the average of the Last Prices (as defined in Section 2.7) for the 20 consecutive full trading days ending at the close of trading on the Determination Date.

     7.2.3.5.2. "Determination Date" means the later to occur of the date of the approval of the OCC required for consummation of the Bank Merger or the date of the approval of the FRB required for consummation of the Merger.


     7.2.3.5.3. "Index Group" means the ten bank holding companies identified in a letter from the Acquiror to the Company dated the date hereof, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be retroactively removed from the Index Group, and the weights (which are based on the number of shares of common stock outstanding as of September 30, 1994 as reflected in the Quarterly Report on Form 10-Q filed with the SEC by each of the bank holding companies in the Index Group and their respective market prices) will be redistributed proportionately for purposes of determining the Index Price.

     7.2.3.5.4. "Index Price" on a given date means the weighted average (weighted in accordance with the basis therefor set forth in Section 7.2.3.5.3.) of the closing prices of the companies in the Index Group.

     7.2.3.5.5. "Index Final Price" means the average of the Index Prices for the 20 consecutive full trading days ending at the close of trading on the Determination Date.

     7.2.3.5.6. "Starting Date" means the first NASDAQ trading day immediately following the date of the first public announcement of the parties' entry into this Agreement.

     7.2.3.5.7. If any company belonging to the Index Group or the Acquiror declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for and outstanding amount of common stock of such company or the Acquiror shall be appropriately adjusted for the purposes of applying this Section 7.2.3.5.

     7.3. Effect of Termination. Termination of this Agreement pursuant to this
Article VII shall not relieve any party of any liability for a Default or other breach, default or nonperformance under this Agreement.

     7.4. Definition of Default. For purposes of this Article VII, a party shall be in "Default" hereunder if:

     7.4.1. any representation or warranty of such party contained in this Agreement shall have been incorrect, incomplete or otherwise misleading in any material respect when made; and/or

     7.4.2. such party shall have failed to perform or otherwise breached in any material respect any of its covenants or obligations contained in this Agreement and such failure or breach shall have remained uncured for ten days after notice thereof to such party by any other party hereto.

                           ARTICLE VIII--THE CLOSING

     8.1. Closing. The Closing shall be conducted at the time and place described in Section 1.4.

     8.2. Delivery of Common Stock Consideration and Cash Consideration. Contemporaneous with the Closing, the Acquiror shall deliver to the Exchange Agent one or more stock certificates representing the aggregate number of shares of Acquiror Common Stock included within the Common Stock Consideration and the aggregate Cash Consideration for delivery after the Effective Time pursuant to
Article II hereof.

     8.3. Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Acquiror the following:

     8.3.1. the officers' certificate described in Section 6.3.3;

     8.3.2. evidence, in form and substance satisfactory to the Acquiror, of the Company's compliance with Section 5.14 (ISRA approval);

     8.3.3. a certificate of the Secretary of the Company and the Cashier or Secretary of the Acquired Bank, in form and substance reasonably satisfactory to the Acquiror, which (i) sets forth copies of all resolutions pursuant to which the Company's Board of Directors and shareholders approved the Merger and the Acquired Bank's Board of Directors and shareholders approved the Bank Merger,
(ii) sets forth the Company's and the Acquired Bank's By-laws, (iii) confirms that there have been no amendments to either the Company's or the Acquired Bank's Articles of Incorporation other than as previously disclosed in the Company Disclosure Schedules, (iv) confirms that no stop order or comparable directive has been received by the Company with respect to the Proxy Statement or the Registration Statement, (v) certifies the incumbency of officers that have executed documents relating to the Merger and the Bank Merger and (vi) covers such other matters as shall be reasonably requested by the Acquiror's counsel to assure the Company's and the Acquired Bank's compliance with this Agreement and the Company's and the Acquired Bank's representations hereunder; and

     8.3.4. evidence of the Company's and the Acquired Bank's receipt of all approvals and consents necessary for the Company to consummate the Merger and the Acquired Bank to consummate the Bank Merger.

     8.4. Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver or cause to be delivered to the Company the following:

     8.4.1. the officers' certificate described in Section 6.2.3;

     8.4.2. a certificate of the Secretary of the Acquiror and the Cashier of the Acquiring Bank, in form and substance reasonably satisfactory to the Company, which (i) sets forth copies of all resolutions pursuant to which the Acquiror's Boards of Director and the Acquiring Bank's Board of Directors approved the Merger, (ii) sets forth the Acquiror's and the Acquiring Bank's By-laws, (iii) confirms the last date on which the Acquiror's Certificate of Incorporation and the Acquiring Bank's Articles of Association were amended,
(iv) confirms that no stop order or comparable directive has been received by the Acquiror with respect to the Proxy Statement or the Registration Statement,
(v) certifies the incumbency of officers that have executed documents relating to the Merger and the Bank Merger and (vi) covers such other matters as shall be reasonably requested by the Company's counsel to assure the Acquiror's and the Acquiring Bank's compliance with this Agreement and the Acquiror's representations hereunder; and

     8.4.3. evidence of the Acquiror's and the Acquiring Bank's receipt of all approvals and consents necessary for the Acquiror to consummate the Merger and the Acquiring Bank to consummate the Bank Merger.

                           ARTICLE IX--MISCELLANEOUS

     9.1. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties and covenants in this Agreement shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Article VII, as the case may be; provided, however, that if the Merger is consummated, Article II and Sections 5.5.2, 5.7, 5.8 and Article IX hereof shall survive the Effective Time to the extent contemplated by such Sections; provided, further, however that Section 5.5.2 and all of Article IX hereof shall in all events survive any termination of this Agreement.

     9.2. Interpretation. Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement shall include the plural and any plural term shall include the singular and (ii) the term Section or Schedule shall mean a section or schedule of or to this Agreement, the Company Disclosure Schedules or the Acquiror Disclosure Schedules, as the context indicates. It is intended by the parties that this Agreement is not to be construed against the Acquiror or the Acquiring Bank by virtue of the fact that this Agreement was initially drafted by representatives of the Acquiror and the Acquiring Bank.

     9.3. Parties in Interest. Except for Section 5.7 (which is intended to be for the benefit of directors and officers and may be enforced by such persons), this Agreement is not intended to nor shall it confer upon any other person (other than the parties hereto) any rights or remedies.

     9.4. Expenses.

     9.4.1. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Acquiror or the Surviving Bank.

     9.4.2. Notwithstanding any provision herein to the contrary, if this Agreement is terminated by the Company or the Acquiror pursuant to Sections
7.2.2 or 7.2.3, respectively, because of the willful breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party; provided, however, that if this Agreement is terminated under circumstances other than those described in the preceding clauses of this
Section 9.4.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Nothing contained in this Section 9.4.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

     9.5. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the maximum extent possible.

     9.7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, or by overnight courier, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or by overnight courier, or if mailed, five days after the date of mailing, as follows:

If to the Acquiror or the Acquiring Bank:

   if delivered:    General Counsel, Midlantic Corporation
                    499 Thornall Street
                    Edison, New Jersey  08837
                    Telephone: (908) 321-8200
                    Facsimile: (908) 321-8518

   if mailed:       General Counsel, Midlantic Corporation
                    P.O. Box 600
                    Edison, New Jersey  08818-0600
                    Telephone: (908) 321-8200
                    Facsimile: (908) 321-8518

With a copy to:
   if delivered:    Pitney, Hardin, Kipp & Szuch
                    200 Campus Drive
                    Florham Park, New Jersey  07932-0950
                    Telephone: (201) 966-6300
                    Facsimile: (201) 966-1500
                    Attention: Joseph Lunin, Esq.

   if mailed:       Pitney, Hardin, Kipp & Szuch
                    P.O. Box 1945
                    Morristown, New Jersey  07962-1945
                    Telephone: (201) 966-6300
                    Facsimile: (201) 966-1500
                    Attention: Joseph Lunin, Esq.

If to the Company or the Acquired Bank:
                    Bank and Trust Company of Old York Road
                    York and Easton Roads
                    Willow Grove, Pennsylvania  19090-3282
                    Telephone: (215) 784-1980
                    Facsimile: (215) 659-3420
                    Attention: Erwin K. Wenner,
                      Chief Executive Officer

With a copy to:     Fellheimer Eichen Braverman & Kaskey
                    One Liberty Place
                    1650 Market Street
                    Philadelphia, Pennsylvania  19103
                    Telephone: (215) 575-3800
                    Facsimile: (215) 575-3801
                    Attention: Alan Fellheimer, Esq.

     9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to choice of law principles thereof, except to the extent that the Merger is governed by the

Pennsylvania Business Corporation Law and the Bank Merger is governed by the National Bank Act and the Pennsylvania Code.

     9.9. Assignment; Successors and Assigns. This Agreement may not be assigned, and any attempted assignment shall be null and void, except that this Agreement may be assigned by the Acquiring Bank to another Acquiror Subsidiary. This Agreement shall be binding unto and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

     9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     9.11. Titles and Headings. The titles, headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     9.12. Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

     9.13. Waiver. Except as otherwise required by law, any of the terms and conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

     9.14. Entire Agreement. This Agreement, including the Company Disclosure Schedules, the Acquiror Disclosure Schedules, and the Stock Option Agreement, shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral and implied understandings among them with respect to such matters.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

                                    MIDLANTIC CORPORATION

                                    By: /S/ DONALD W. EBBERT, Jr.
                                        ------------------------
                                    Name:  Donald W. Ebbert, Jr.
                                    Title: Senior Vice President
                                           and Treasurer


                                    MIDLANTIC BANK, NATIONAL ASSOCIATION

                                    By: /S/ DONALD W. EBBERT, Jr.
                                        -------------------------
                                    Name:  Donald W. Ebbert, Jr.
                                    Title: Senior Vice President
                                           and Treasurer


                                    OLD YORK ROAD BANCORP, INC.

                                    By: /S/ MARK HANKIN
                                        -------------------------
                                    Name:  Mark Hankin
                                    Title: Chairman


                                    BANK AND TRUST COMPANY OF OLD YORK ROAD

                                    By: /S/ MARK HANKIN
                                        -------------------------
                                    Name:  Mark Hankin
                                    Title: Chairman

                                    EXHIBITS

Exhibits                          Description
--------                          -----------

1.2 A certificate of merger (the "New Jersey Certificate of Merger"), in the form attached hereto as Exhibit 1.2.

1.7 A merger agreement in the form attached hereto as Exhibit 1.7., to be executed by the Acquired Bank and the Acquiring Bank.

5.11.1. A written agreement from each officer and director of the Company and the Acquired Bank, providing that such person shall not offer, sell, pledge, transfer or otherwise dispose of any shares of Common Stock held by such person and any shares of Acquiror Common Stock to be received by such person pursuant to the Merger, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations (including Rule 145) thereunder, and providing that such person has no present intention and will have no present intention as of the Closing to dispose of any such Acquiror Common Stock.

2.12.3. Letter to be delivered by E. Wenner in connection with the cancellation of Executive Options, in the form attached hereto as Exhibit 2.12.3.